UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-12122

Date of Report (Date of earliest event reported): October 14, 2008

WINCROFT, INC.
(Name of Small Business Issuer in its Charter)

Nevada	84-0601802
(State or other jurisdiction	(I.R.S. Employer ID Number)
of incorporation or organization)

c/o American Union Securities, Inc.
100 Wall Street, 15th Floor, New York, NY 10005
(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to anticipated future events, future results of operations or future financial performance, including statements regarding our expectations, hopes, intentions or strategies regarding the future.  You should not place undue reliance on forward-looking statements. All forward-looking statements included in this current report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.  It is important to note that our actual results could differ materially from those in such forward-looking statements.  Some of the factors that could cause results to differ materially from those in the forward-looking statements are set forth in the section “Risk Factors” beginning on page 20 of this current report.

The forward-looking statements included herein are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, judicial and other governmental authorities and officials. Assumptions related to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of such assumptions could be inaccurate.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This current report responds to the following items on Form 8-K:

Item 1.01                      Entry into a Material Definitive Agreement

Item 2.01                      Completion of Acquisition of Assets

Item 3.02                      Unregistered Sale of Equity Securities

Item 5.01                      Changes in Control of Registrant

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 5.06                      Change in Shell Company Status

Item 9.01                      Financial Statements and Exhibits

As used in this current report and unless otherwise indicated, the terms “Wincroft”, the “Company,” the “Registrant,” “we,” “us,” and “our” refer to Wincroft, Inc. after giving effect to our acquisition of Apollo Solar Energy, Inc. and the related transactions described below, unless the context requires otherwise.  Reference to “China” and “PRC” are references to the “People’s Republic of China.”  References to “CIS”, “CdTe”, “ZnSe”, “kg” mean “Cooper Indium Diselenide”, “Cadmium Telluride”, “Zinc Selenide”, “Kilogram”, respectively.  References to “RMB” mean “Chinese Renminbi.”

Item 1.01                      Entry into a Material Definitive Agreement

On August 18, 2008, the Company entered into a Merger Agreement dated August 8, 2008, as amended and restated on October 14, 2008 (the “Merger Agreement”) with Apollo Solar Energy, Inc., a Delaware corporation (“ASE”), and Apollo Solar Energy, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (the “Merger Sub”), pursuant to which, on October 14, 2008, Merger Sub was merged with and into ASE (the “Merger”).   Under the terms of the Merger Agreement, each share of ASE common stock (“ASE Common Stock”) outstanding immediately prior to the closing of the Merger was converted into the right to receive Four Thousand (4,000) (the “Exchange Ratio”) shares of Wincroft common stock (“Wincroft Common Stock” or “Common Stock”). As a result of the completion of the Merger, ASE became a wholly owned subsidiary of Wincroft.

Shortly after the completion of the Merger (based on a preliminary letter of intent), Wincroft expects to enter into an Entrusted Management Agreement (the “Entrusted Management Agreement”) with the former managers of Apollo’s Chinese operating companies (the “Apollo Managers”), certain of whom are expected to be directors and/or officers of Wincroft going forward. Provided the Entrusted Management Agreement is reached, Wincroft will issue the Apollo Managers an aggregate of 26.8 million newly issued shares of Common Stock of Wincroft, with the result that the Apollo Managers will own approximately 60.15% of the Common Stock of Wincroft, after giving effect to such issuance.

Upon the consummation of the Merger, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act, ASE became a wholly owned operating subsidiary of the Company and ASE’s wholly owned subsidiary Sichuan Apollo Solar Science and Technology Co., Ltd. (“Sichuan Apollo”), a wholly foreign-owned enterprise (“WOFE”) organized under the laws of the People’s Republic of China, became the indirect wholly owned subsidiary of the Company.

The acquisition of Sichuan Apollo by ASE will be accounted for as an “as-if-pooling” in accordance with SFAS141 since the shareholders of Sichuan Apollo will ultimately own approximately 60.15% of ASE and will control the Board of Directors and daily operations of ASE.

Item 2.01                      Completion of Acquisition of Assets

As a result of the Merger, the Company ceased being a shell company as such term is defined in Rule 12b-2. See Item 5.06 of this current report for more information.

Our Corporate Structure

Our corporate structure following the Merger is set forth in diagram 1 below:
 .
Organizational History of Wincroft

The Company was organized in Colorado in May 1980 as part of a reorganization of Colspan Environmental Systems, and has made several acquisitions and divestments of businesses unrelated to its present activities.

In April 2000 the Company disposed of its only operating business and became a shell company.  From April 2000 to immediately before the completion of the Merger, the Company did not engage in any operations and was dormant.  As such, the Company prior to the Merger was defined as a “shell” company, whose sole purpose was to seek to locate and consummate a merger or acquisition with a private entity.

On February 1, 2008, we reincorporated in the State of Nevada and completed a 1-for-8 reverse split of our shares of common stock by merging with and into Wincroft, Inc., a Nevada corporation, with the Nevada corporation surviving the merger. In addition, the following changes resulted from the February 2008 reincorporation merger:

§ The Articles of Incorporation and Bylaws of Wincroft became the Articles of Incorporation and Bylaws of the surviving corporation;

§ The authorized common stock was increased from 75,000,000 shares to 100,000,000 shares; and

§ The preferred stock was changed from no par stock to stock having par value of $.001 per share.

As a result of the consummation of the October 14, 2008 Merger through which ASE became a wholly owned subsidiary of Wincroft, we are now a vertically integrated miner, refiner and producer of tellurium (Te) and high-purity tellurium based metals for specific segments of the electronic materials market. Our main expertise is in the production of Te-based compounds used to produce thin-film solar modules, panels, and solar electronic products.

Organizational History of ASE and Sichuan Apollo

ASE was incorporated on October 17, 2007 in the State of Delaware with Xiaojin Wang, a resident of the United States, as its sole stockholder.  ASE became the holding company of Sichuan Apollo.

Sichuan Apollo was organized on June 20, 2006, under the laws of the People’s Republic of China.   In June of 2006, Sichuan Apollo commenced revenue-producing activities, initially selling cadium and telluride-based compounds, ultra-high purity metals, and commercial-purity metals to its domestic and international customers.   In 2007, Sichuan Apollo was wholly owned by Sichuan Xinju Mining Resources Development Co. and three individuals.

Pursuant to an agreement dated December 26, 2007 between ASE and Sichuan Apollo, ASE agreed to acquire 100% of the ownership of Sichuan Apollo for 106,000,000 RMB (approximately $15,000,000), which amount was to be paid by ASE investing 80,000,000 RMB into Sichuan Apollo and paying the existing shareholders of Sichuan Apollo 26,000,000 RMB in exchange for their original investment of 20,000,000 RMB.  The agreement was to be effective on the date that the total registered capital of Sichuan Apollo aggregated 100,000,000 RMB.  As of June 30, 2008, approximately 49,000,000 RMB (approximately $7.0 million) had been advanced to Sichuan Apollo (which had been classified as “advance from Apollo Solar Energy, Inc.” on the Sichuan Apollo balance sheet).  As of August 4, 2008, ASE invested the remaining 31,000,000 RMB (approximately $4,500,000) into Sichuan Apollo and, effective on that date, since the registered capital of Sichuan Apollo had reached 100,000,000 RMB, ASE became the 100% shareholder of Sichuan Apollo.

Effective August 22, 2008, Sichuan Apollo’s wholly owned subsidiary Sichuan Xinlong acquired 100% of the equity of Sichuan Xinju, which owned the exclusive rights to the Dashuigou tellurium mine through at least January 2013 and subject to potential renewal thereafter.

Provided the Entrusted Management Agreement is reached, effective shortly after the completion of the Merger, the Apollo Managers will be entitled to receive shares of Common Stock of Wincroft, with the result that the Apollo Managers will own approximately 60.15% of the Common Stock of Wincroft, after giving effect to such issuance.

Our Business

We are a vertically integrated miner, refiner and producer of tellurium (Te) and high-purity tellurium based metals for specific segments of the electronic materials market. Our main expertise is in the production of Te-based compounds used to produce thin-film solar cells, cell modules and solar electronic products. The tellurium used in our products will be primarily sourced from our wholly owned Dashuigou tellurium mine located in Sichuan, China, which is operated pursuant to an exclusive mining license from the government extending through at least January 2013 and subject to potential renewal thereafter. We believe that the Dashuigou mine is the only known deposit in the world in which tellurium, one of the rarest metallic elements on earth, is the primary commodity of economic interest. By 2009, we plan to obtain approximately 70% of the tellurium necessary for our products from the Dashuigou mine and believe this ability to be a significant competitive advantage.  By vertically integrating our processes, we believe we are able to achieve significant operating efficiencies and produce high-quality products that offer cost and quality benefits to our customers.  Currently, we are able to procure raw materials from the Dashuigou mine at an approximate 60% discount to prevailing market prices.

We believe we are unique in that we are both a miner and refiner of our Te-based products with primary and secondary refining capabilities. Our primary refining capabilities are such that we can treat metal concentrates (containing, for example, as little as 50% of the metals of interest), and extract and refine the metals of interest so that they can be fed to our secondary refining operations, where we attain a higher level of purity. Because we mine the raw material, and perform both refining functions, therefore going from one end of the purity spectrum to the other, we consider ourselves a supplier with uniquely integrated capabilities. Our end-products are tellurium, cadmium, zinc and related compounds of 99.999% (five nines, or 5N) purity or above. Our products are critical precursors in a number of electronic applications, including the rapidly-expanding thin-film photovoltaic (PV) market.

Thin film technologies are inherently free from the current supply constraints associated with traditional silicon-based photovoltaic technologies, thus offering a potential cost advantage in the marketplace.  Accordingly, these technologies are beginning to gain a foothold in the market – more than doubling to 400MW in 2007 compared to 181MW in 2006, according to Solarbuzz.  We intend to further vertically integrate by manufacturing our own proprietary thin-film solar modules and have completed initial testing of a next-generation cadmium telluride thin-film solar module.  We are currently conducting scale-up experiments with the objective of beginning production in the near future.  Upon introduction of our PV module we plan to become the first fully integrated miner, refiner and producer of Te-based materials and modules worldwide. Our objective is to expand our capabilities to meet the growing demand in PV both domestically and abroad.

Renewable Energy Industry

The demand for electricity is steadily increasing as the worldwide economy continues to grow. Global electric power generation is expected to reach 25,000 TWh annually by 2020, according to the Energy Information Administration (EIA) of the United States government, up from 17,000 TWh in 2005. According to a study by the European Commission, the market volume is expected to increase to approximately $53 billion dollars by 2010.

To meet this increasing demand, significant investments are required to ensure that the availability of fossil fuels, which account for approximately 65% of the world’s supply of electricity, is maintained. However, fossil fuels face a number of challenges that limit their availability and result in significant price pressures. The limited availability and rising cost of fossil fuels have stimulated the development of renewable energy technologies and created, in our view, a significant business opportunity.

The challenges facing fossil fuels are creating a growth opportunity for renewable energy. Renewable energy sources for electric power generation include hydroelectric, biomass, geothermal, wind and solar. Among renewable sources of electricity, solar energy has the most potential to meet the world’s growing electricity needs. According to the U.S. Department of Energy, the sun is the only source of renewable energy that has a large enough resource base to meet a significant portion of the world’s electricity needs. A study commissioned by the U.S. Department of Energy estimates that, on average, 120,000 trillion Watts, or TW, of solar energy strike the Earth per year, far exceeding the global electricity consumption rate of 14.3TW in 2002.  At a typical latitude for the United States, a net 10% efficient solar energy “farm” covering 1.6% of the U.S. land area could theoretically meet the country’s entire domestic electricity needs.

Photovoltaic Systems

Solar electricity is generated using either photovoltaic or solar thermal technology to extract energy from the sun. Photovoltaic (PV) electricity generating systems directly convert the sun’s energy into electricity, whereas solar thermal systems heat water or other fluids that are then used as sources of energy. Photovoltaic systems are either grid-connected systems or off-grid systems. Grid-connected systems are connected to the electricity transmission and distribution grid and feed solar electricity into the end-user’s electrical system and/or the grid. Such systems are commonly mounted on the rooftops of buildings, integrated into building facades or installed on the ground using support structures, and range in size from 2-3 kilowatts to multiple megawatts, or MW. Off-grid photovoltaic systems are typically much smaller and are frequently used in remote areas where they may be the only source of electricity for the end-user.  Photovoltaic systems are currently the most widely used method of transforming sunlight into electricity.

In a recent overview of PV market potential, ECN Solar Energy reports that the PV sector has grown at a rate of 25% per annum over the last two decades and at a rate of 45% per annum over the last five years. According to Photon Consulting, a global solar energy research firm, the PV market is expected to grow at approximately this rate for the next five years.  The current installed worldwide PV-power generation capacity (that is, the number of installed modules multiplied by their average power rating), is still relatively marginal, representing slightly more than 8 gigawatts in 2006. Although this corresponds to only 0.06% of global electricity consumption, a 2007 report by Photon Consulting suggests that mass substitution by PV modules has begun. In particular, the report predicts that by 2011, PV will represent 10% to 15% of the annual additions of electricity generating capacity and that in selected countries, the annual solar capacity additions will exceed those of coal and nuclear energy.

Thin Film Photovoltaic Technologies

Approximately 80% of PV-generated electricity is currently produced using traditional crystalline silicon. This technology requires a significant amount of high-purity silicon. The increase in PV production has resulted in a shortage of this type of silicon, adversely affecting PV growth and costs. Thin-film technologies based on either amorphous silicon or Cadmium telluride (CdTe) are rapidly being phased into production because of their potential for further lowering the cost of PV modules. This is largely due to the fact that thin-film-based modules, as their name implies, consume much smaller amounts of the foregoing starting materials, typically only 1% compared to crystalline silicon, and also because they are produced using a continuous manufacturing process which is scalable. Thin-film technologies are thus believed by many to be better positioned to enable the PV industry to reach installation prices of approximately US$2 per watt, at which price electricity so generated becomes directly competitive with conventional sources of electricity.  Additionally, thin film technologies are inherently free from the supply constraints associated with traditional silicon-based photovoltaic technologies, thus offering additional cost advantage in the marketplace.  Accordingly, these technologies are beginning to gain a foothold in the market – more than doubling to 400MW in 2007 compared to 181MW in 2006, according to Solarbuzz.

Strategy

We seek to become the leading global provider of both high-purity metals and PV products by taking advantage of our high degree of vertical integration which we believe yields economies of scale and cost savings.  We consider ourselves uniquely positioned in China among suppliers of high-purity materials because of our exclusive access to the Dashuigou mine.  A key element of our strategy is to increase of our shipments globally and, in the longer term, become a leading producer of CdTe thin-film solar modules.

Our strategy includes the following key elements:

·
Leverage our cost.  The technical improvements resulting from our research and development efforts have been instrumental in significantly reducing our production costs and increasing our operational efficiency.  Additionally, because our tellurium is sourced internally, we are able to achieve significantly higher profit margins than our competitors. We intend to utilize this cost advantage to attract both new customers and larger orders from existing customers.

·
Increase production capacity. The main constraint limiting our sales has been production capacity as customer demand has exceeded the amount of materials we are able to produce. In May 2008, we relocated our operations to a new 37 acre facility in Chengdu, China and launched an aggressive expansion project to increase our annual production capacity of high-purity materials to 1000 tons by the end of 2008.  We target to achieve 3000 tones of annual capacity by 2011.  We will continue to closely monitor the progress of this expansion project to avoid risks of over-expansion while evaluating other available expansion opportunities. We believe expansion of our production capacity is likely to result in greater economies of scale for our operations.

·
Penetrate new market segments. Our current key international markets are the United States and Japan, which represented our two largest markets based on the revenues in 2007. We seek to increase sales in the United States and Japan and expand into selected countries in Europe, where we believe the PV market is likely to grow significantly in the near term. For example, in October of 2007 we entered into 6N Sulfur supply contracts with several German companies, including Sulfurcell Solartechnit GMBH. We believe the visibility of our brand name in Germany will help us expand into our new targeted markets in Europe. We also seek to strengthen our relationships with existing customers, particularly with First Solar, CERAC and Honeywell. We also plan to hire additional sales agents to be based in Europe and the Middle East to provide services to our customers in those markets.

·
Expand market share in China.   Although the PV market in China is currently smaller than other major PV markets, we believe that the adoption of a series of new laws, regulations and initiatives by the Chinese government, including China’s Renewable Energy Law, the Supervision Regulations on the Purchase of All Renewable Energy by Power Grid Enterprises, the National Medium- and Long-Term Programs for Renewable Energy and the recent amendments to the PRC Energy-Saving Law demonstrates the PRC government’s commitment to develop renewable energy sources and may lead to rapid growth in the PV market in China.  As a leading supplier of high-purity materials in China with plans to introduce our own thin-film modules, we believe we are well-positioned to capitalize on this growth and capture a significant portion of China’s thin-film PV market.

·
Become a leading supplier of CdTe thin-film solar modules. We are developing our own proprietary thin-film solar modules and have completed initial testing of a next-generation cadmium telluride thin-film solar module.  We are currently conducting scale-up experiments with the objective of beginning production in the near future. We believe our unique manufacturing process produces less waste and significantly reduces costs as compared to current processes.

Products and Main Markets

We produce and sell a range of metals and compounds to address the requirements of our customers in the various electronic materials market segments. Our range of products and their typical end-uses are as follows:

·
CdTe Thin Film Compounds. These are tellurium-based compounds in purity levels ranging from 99.999% (5N) to 99.9999% (6N). These products are primarily used in the production of thin-film solar electric power modules.

·	CIGS Thin Film Compounds. These include ZnO, AZO, CuGa, ZnSe and CIS in purity levels ranging from 99.999% (5N) to 99.9999% (6N). These products are mostly used in the production of CIGS solar cells.

·	Ultra-High Purity Metals. These include cadmium, tellurium and zinc in purity levels of 99.9999% (6N) or more. These metals are used to manufacture radiation and infrared detectors.

·
Commercial-Purity Metals. These include tellurium, selenium, antimony, bismuth, cadmium and zinc in purities ranging from 99.99% to 99.999% (5N). These metals find applications in numerous electronic material market segments, including PV, radiation detector, and infrared detection.

Our products are sold worldwide, including Asia, North America and Europe.

Customers

Our principal customers are manufactures of thin-film solar cells, cell modules, and solar electronic products.  We also serve additional customers involved in various segments of other electronic materials markets. In the first six months of 2008, our top customer, First Solar, accounted for 25% of our revenue. In 2007, approximately 55% and 23%, of our sales were to two customers, Chengdu Shengdian and First Solar. Although our sales will not be as heavily concentrated as in 2007, we still expect our sales to continue to be concentrated among a small number of customers. However, we also expect that our significant customers may change from time to time.

In the first six months of 2008, 61.1% of our sales were made to customers in Asia, 38.4% of our sales were made to customers in North America and 0.5% of our sales were made to customers in Europe. In 2007, 75.3% of our sales were made to customers in Asia, 24.4% of our sales were made to customers in North America and 0.3% of our sales were made to customers in Europe. Our contracts with major customers are non-cancelable and provide for minimum levels of product sales for the duration of the contract (typically 6 to 12 months) with the potential for higher sales levels depending on such factors as rising market prices, customer’s needs, our available capacity and/or our ability to reach agreement on key terms. Our standard arrangement with First Solar is for 30-day payment terms.  All other customers pay prior to delivery.

As we expand our manufacturing capacity to include thin-film PV modules, we anticipate developing additional customer relationships with providers of solar systems to end-users that include individual owners of agricultural buildings, owners of commercial warehouses, offices and industrial buildings, public agencies and municipal government authorities that own buildings suitable for solar system deployment, owners of land designated as former agricultural land, waste land or conversion land, such as former military bases or industrial areas, and financial investors that desire to own large scale solar projects.

Our Customer Supply Agreements

We have entered into one-year supply contracts with First Solar, Inc. and CERAC, Inc. which represent a value of 46 million RMB (or approximately $6.5 million USD) and 200 million RMB (or approximately $28.5 million USD), respectively.  We have also entered into monthly or semi-annual contracts with other customers including Honeywell Co., Ltd, Pioneer Materials, Inc., Relden Crystals Inc., along with additional domestic companies. Additionally, we are currently negotiating long-term tellurium supply contracts with First Solar.

Competition

We face competition from producers of raw materials such as Vital Chemicals Co., Xiandao (Qingyuan) Rare Metal and Chemical Co., and Emei Semiconductor Material Co. in China.  Overseas we face competition from 5N Plus, Inc. in Canada, Honeywell Electronic Materials in the United States, PPM Pure Metals in Germany and Nikko Materials in Japan.  As the solar opportunity grows, given First Solar’s pioneering success, new entrants are likely to enter the market and our existing customers may begin to backwards integrate. It is also likely that our current suppliers, who are large non-ferrous mining, refining and metal processing companies, will begin to vertically integrate as well.  We believe that our complete vertical integration as both a miner and refiner uniquely positions us to compete effectively on these issues.

When we begin manufacturing our CdTe solar modules, we will also compete with crystalline silicon solar module manufacturers, other thin film solar module manufacturers, and companies developing solar thermal and concentrated photovoltaic technologies. Among photovoltaic module and cell manufacturers, the principal methods of competition are price per watt, production capacity, conversion efficiency, and reliability. We believe our module will compete favorably with respect to all of these factors.

Sales and Marketing

We market and sell our products through our direct sales force to customers in Asia, North America and Europe. Our sales team consists of six in-house sales managers, two directors and agents in the United States and Germany.  Our direct sales force includes experienced and technically sophisticated sales professionals and engineers who are knowledgeable in photovoltaics and the various applications in which our products are used.  Our sales staff works with customers during all stages of the manufacturing process, from developing the precise composition of the compound through manufacturing and processing to the customer’s exact specifications.

A key component of our marketing strategy is developing and maintaining strong relationships with our customers, especially at the senior management level. We seek to achieve this through working closely with our customers to optimize our products for their production processes.  In addition, we believe we are able to develop long-term relationships with key customers by offering competitive pricing, delivering high quality products and providing superior customer service. We believe that maintaining close relationships with senior management and providing necessary customer support improves customer satisfaction and provides us with a competitive advantage when selling our products.

In order to increase brand recognition of our products and of Apollo in general, we publish technical articles, advertise in trade journals, distribute promotional materials and participate in industry trade shows and conferences.

Research and Development

We plan to devote a substantial amount of our resources to research and development with the objective of improving our mining output efficiency, optimizing our extraction and refining steps, and improving the conversion efficiency of our solar modules.  We will primarily focus our research and development on the following areas:

·
Mining output efficiency.  Mining is becoming increasingly sophisticated, with some mines now using smart sensors to identify areas to prospect, guide sophisticated equipment used in extracting minerals, and monitor air quality in mines. We are consistently seeking new technologies and techniques to raise efficiency at the Dashuigou mine while concurrently seeking to improve environmental and safety conditions.

·
Mineral processing and refining. We are focusing our efforts on the optimization of both our front-end and back-end processes, namely our primary hydrometallurgical extraction and refining steps (leaching, solid liquid separation and electrowinning), as well as our secondary high-purity refining steps (vacuum distillation and zone refining).

·
Conversion efficiency of our solar modules. We have successfully completed initial testing of our next-generation CdTe thin-film solar module.  We attribute much of the success we have had in development to the abundant raw material reserves at the Dashuigou Mine, as well as the use of our state-of-the-art vacuum magnetism control sputter plating technique.  Looking forward, we plan to focus on achieving higher module efficiencies with the objective of lowering the per Watt cost of solar electricity that will be generated by systems using our solar modules.

As of June 30, 2008, our research and development team consists of 22 full-time employees which are broken down into three groups:

·	Mineral resources prospecting and development, 14 engineers;
·	Mineral processing, metallurgy, new materials, 4 engineers;
·	New energy development, 4 engineers.

Additionally, we have strategic R&D collaborations with various universities including Sichuan University, Chengdu Electronic Engineering University, Chengdu Polytechnic University, Shanghai Technical Physics Institute, and China Nonferrous Metal Research Institute.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. As of June 30, 2008, we held six Chinese patents with respect to our proprietary refining techniques and had an additional six patent applications pertaining to elements of our unique thin-film solar module manufacturing process pending.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on, among other things, trade secret protection and confidentiality agreements to safeguard our interests.  All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our associates to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. We also require our customers and business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our refining techniques, solar modules, technology or business plans.

Environmental Regulations

Our Dashuigou mine and high purity material manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law, the Environment Impact Assessment Law and the Mineral Resources Law. The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision, implementation and enforcement of environment protection laws and regulations. Provincial governments also have the power to implement rules and policies in relation to environmental protection in their respective jurisdictions.

Our material purification process generates gaseous wastes, liquid wastes, waste water, noise and other industrial wastes in various stages of the manufacturing process. We have installed various types of anti-pollution equipment in our production facilities to reduce and treat the wastes generated in our manufacturing process. Our operations are subject to regulation and periodic monitoring by the State environmental Protection Bureau of the PRC, as well as local environmental protection authorities. The PRC national and local environmental laws and regulations impose fees for the discharge of certain waste substances. If discharges exceed the prescribed levels, excess discharge fees are charged. The PRC national and local governments may at their own discretion assess fines, close or suspend the operation of any facility that fails to comply with orders requiring it to cease or remedy activities causing environmental damage. No such penalties have been imposed on us, and we believe that we have been in material compliance with applicable environmental regulations and standards.

We have obtained the land use permit and the water and soil preservation permit for our Dashuigou mine. We also received ISO 9001:2000 and GB/T19001-2000 certificates which are valid from January 09, 2008 until December 20, 2009. This Quality Management System applies in the areas of design, development and production of certain metals and high purity compounds.

Government Regulations

The following is a summary of the principal governmental laws and regulations that are or may be applicable to our operations in the PRC.  The scope and enforcement of many of the laws and regulations described below are uncertain. We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of laws.

Renewable Energy Law and Other Government Directives

In February 2005, China enacted its Renewable Energy Law, which became effective on January 1, 2006. The Renewable Energy Law sets forth policies to encourage the development and use of solar energy and other non-fossil energy. The renewable energy law sets forth the national policy to encourage and support the use of solar and other renewable energy and the use of on-grid generation. It also authorizes the relevant pricing authorities to set favorable prices for the purchase of electricity generated by solar and other renewable power generation systems.

The law also sets forth the national policy to encourage the installation and use of solar energy water-heating systems, solar energy heating and cooling systems, solar photovoltaic systems and other solar energy utilization systems. It also provides financial incentives, such as national funding, preferential loans and tax preferences for the development of renewable energy projects. In January 2006, China’s National Development and Reform Commission promulgated two implementation directives of the Renewable Energy Law. These directives set forth specific measures in setting prices for electricity generated by solar and other renewable power generation systems and in sharing additional expenses occurred. The directives further allocate the administrative and supervisory authorities among different government agencies at the national and provincial levels and stipulate responsibilities of electricity grid companies and power generation companies with respect to the implementation of the renewable energy law.

In November 2005, China’s National Development and Reform Commission promulgated the Renewable Energy Industry Development Guidance Catalogue, where solar power figured prominently. In January 2006, China’s National Development and Reform Commission promulgated an implementation directive for the renewable energy power generation industry. This directive sets forth specific measures for setting the price of electricity generated by solar and other renewable power generation systems and in sharing the costs incurred. The directive also allocates administrative and supervisory authority among different government agencies at the national and provincial levels and stipulates the responsibilities of electricity grid companies and power generation companies with respect to the implementation of the renewable energy law.

On August 31, 2007, China’s National Development and Reform Commission promulgated the Medium and Long-Term Development Plan for the Renewable Energy Industry. This plan sets forth national policy to provide financial allowance and preferential tax regulations for the renewable energy industry. A similar demonstration of PRC government commitment to renewable energy is also stipulated in the Eleventh Five-Year Plan for Renewable Energy Development, which was promulgated by China’s National Development and Reform Commission in March 2008.

The principal regulations governing the mining business in the PRC include:

·	China Mineral Resources Law, which requires a mining business to have exploration and mining licenses from provincial or local land and resources agencies;

·	China Environmental Law, which requires a mining project to obtain an environmental feasibility study of the project; and

·	China Mine Safety Law, which requires a mining business to have a safe production license and provides for random safety inspections of mining facilities.

            Chinese regulations also require that a mining company must have a safety certification from the PRC Administration of Work Safety before it can engage in mining and extracting activities. All of our operating subsidiaries have obtained the necessary licenses and certifications.

Insurance

We have personal injury insurance for our employees and management under a group insurance policy with Ping An Life Insurance Company of China, Ltd. The insurance coverage for our employees includes accidental injury, medical cost for accidental injury, and hospital allowance for accidental injury. In addition to coverage for our employees, insurance for management covers extra car and airplane accidental insurance.

Income Tax

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008. Under the new CIT law, the corporate income tax rate applicable to all Companies, including both domestic companies and foreign-invested companies, will be 25%, replacing the current applicable tax rate of 33%.

We are currently applying for the Sichuan provincial high technology reduced tax rate. If we are approved, our tax rate will be 15%.

Properties

Our corporate headquarters are located in Shuangliu Chengdu, Sichuan, China, where we own the land use rights and occupy 89,412 square meters of space.  The facility currently consists of an office building, testing center, laboratory, production department, dormitory, and dining hall.  We are currently in the process of expanding production to include new testing facilities and a solar module production line and have completed phase I of such expansion. We anticipate that the total costs in connection with construction of the facilities will be approximately $30.0 million.

Effective August 22, 2008, we acquired 100% of the Sichuan Xinju Shimian Dadu River Mining & Metallurgy Co., Ltd. from Renyi Hou, our Chairman and Chief Executive Officer, Wei Li and Yong Ling. With the acquisition, we now own the exclusive mining rights to the Dashuigou tellurium mine through at least January 2013 and subject to potential renewal thereafter.

We are negotiating to enter into a Variable Interest Entities Agreement pursuant to which we will manage a related entity which holds exclusive mining interests in a second tellurium mine, the Majiagou mine, through at least January 2013 and subject to potential renewal thereafter.

Employees

We employ 204 people. Of our employees, 72 hold university degrees in engineering or physical sciences.

A breakdown of our current personnel by category is as follows:

Production	137
Research and Development	22
Administration	32
Sales and Marketing	6
Senior Management	7

Total	204

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our sales are generated through the refining and production of tellurium (Te) and high-purity compounds for which our customers pay a price per volume purchased. A significant portion of our sales comes from one-year supply agreements with our customers, which specify minimum volumes that must be purchased at pre-determined prices. Certain of these agreements also contain pricing-adjustment mechanisms for variations in the costs of main raw materials. Approximately 22% of our sales are denominated in foreign currencies, mainly U.S. dollars and Euros, with more than 18% in U.S. dollars for the six months ended June 30, 2008.  Foreign currency fluctuations, particularly in the U.S. dollar and Renminbi may have a material effect on our revenues.  We can also experience variations in our sales depending on the volume of raw material necessary to generate revenues, as we also offer custom-refining services, or “tolling”, to our customers, who provide us with the raw materials free of charge. In this latter case, our revenues are associated only with the refining services provided and do not include the raw material component, leading to a corresponding reduction in sales.  We have grown significantly since our inception in June 2006, mainly as a result of organic growth following capacity expansions. The main constraint limiting our sales has been production capacity as customer demand has exceeded the amount of materials we are able to produce.

Our cost of goods sold is comprised of three main components, namely raw materials and supplies, direct labor costs, and production overhead costs. Raw materials and supplies are for the most part commodities purchased from various suppliers. Raw materials represent an important portion of our costs and our margins have fluctuated to some extent depending on the pricing of such materials. Beginning in 2009, we plan to obtain approximately 70% of the tellurium necessary for our products from our recently acquired Dashuigou mine.  By procuring such raw materials internally, we expect to reduce our exposure to shifting raw materials costs and improve our gross margin.  Direct labor costs include salaries and benefits of employees directly involved in the production of our products. Production overhead costs represent other salaries and benefits primarily related to production support staff, rental expenses and utility costs.

Other components of our cost structure include selling and administrative expenses, research and development, financing costs, depreciation, expenses related to the start-up of our new Chengdu manufacturing facility and income taxes.

We focus on improving our mining and refining processes and technologies in order to maximize margins while providing the best quality and value to our customers. Notwithstanding our rapid growth, we strive to maintain selling and administrative expenses at a reasonable level.

Results of Operations

The following table sets forth our consolidated statements of operations by amount and as a percentage of total net sales for the six months ended June 30, 2008 and 2007 (unaudited) and the years ended December 31, 2006 and 2007 in U.S. dollars:

	Years Ended December 31,				Six Months Ended June 30,
	2006		2007		2007		2008
	In Dollars	Percent of Revenue	In Dollars	Percent of Revenue	In Dollars	Percent of Revenue	In Dollars	Percent of Revenue
Sales	$297,295	100.0%	$2,003,788	100.0%	$111,845	100.0%	$3,045,173	100.0%
Cost of Sales	$280,390	94.3%	$1,315,002	65.6%	$83,236	74.4%	$2,098,713	68.9%
Gross Profit	16,905	5.7%	688,786	34.4%	28,609	25.6%	946,460	31.1%

Operating Expenses:
General and administrative	$209,171	70.4%	$117,190	6.8%	$64,145	57.4%	$132,705	4.4%
Selling expenses	$7,851	2.6%	$59,069	2.9%	$16,691	14.9%	$158,624	5.2%
Research and development	-	-	$18,605	0.9%	$2,123	1.9%	$45,289	1.5%
Depreciation	-	-	-	-	$135,060	120.8%	$119,710	3.9%
Total Operating Expenses	$217,022	73.0%	$194,864	9.7%	$218,019	194.9%	$456,328	15.0%

Income (loss) before income taxes	$(200,117)	-	$493,922	24.6%	$(189,410)	-	$490,132	16.1%

Income Taxes	-	-	-	-	-	-	$158,716	5.2%

Net Income (loss)	$(200,117)	-	$493,922	24.6%	$(189,410)	-	$331,416	10.9%

Foreign currency translation adjustment	$39,913	13.4%	$112,887	5.6%	$27,749	24.8%	$464,322	15.2%

Comprehensive Income (loss)	$(160,204)	-	$606,809	30.3%	$(161,661)	-	$795,738	26.1%

Results of Operations for the Six Months Ended June 30, 2008 Compared to the Six Months Ended June 30, 2007

Sales in the six months ended June 30, 2008 were $3,045,173 compared to $111,845 in the six months ended June 30, 2007, representing an increase of $2,933,328.  This increase in sales is primarily attributable to an increase in high-purity tellurium sales to First Solar, POLYMET Commodities and Redlen Technologies, each of whom became our customer after the June 30, 2007 period.  Our other principal products, namely high-purity Bismuth, Indium and their related compounds were relatively stable for the six months ended June 30, 2008 compared to June 30, 2007.

Cost of goods sold was $2,098,713 in the six months ended June 30, 2008 compared to $83,236 in the six months ended June 30, 2007. The increase in cost of goods sold is attributable to the significant increase in our sales and production level.

Our gross profit was $946,460 in the six months ended June 30, 2008 compared to $28,609 in the six months ended June 30, 2007, representing an increase of $917,851. Our gross profit margin increased to 31.1% from 25.6% because of the strengthening in the RMB/U.S. average exchange rate, decreased labor costs as a percentage of sales and a general improvement in efficiency, scalability and production throughput of our products.

General and administrative expenses in the six months ended June 30, 2008 and 2007 were $132,705 and $64,145, respectively, which included travel expenses of executives, salaries and bonuses of non-sale officers and employees, investor relations expenses, office expenses, insurance premiums, fees paid to third-party advisors.  General and administrative expenses increased in the six months ended June 30, 2008 primarily as a result of hiring additional staff, additional travel fees and increased investor relations expenses.

Selling expenses in the six months ended June 30, 2008 and 2007 were $158,624 and $16,691 respectively, which included travel expenses, product analysis and sales commissions. The significant increase in 2008 was due to the hiring of additional sales personnel and additional sales related travel expenses.  We expect to continue our promotional activities in the future consistent with our sales strategy.

Research and development expenses increased from $2,123 to $45,289 from six months ended June 30, 2008 due to the increased allocation of personnel and resources to improve the efficiency of metallurgical refining and production.

Provision for income tax expense was approximately $158,716 for the six months ended June 30, 2008.  We did not incur income tax for the six months ended June 30, 2007 because we operated at a loss for the period.

As a result of the development of our business and a substantial increase in sales as described above, net income in the six months ended June 30, 2008 grew significantly to $331,416 compared to a loss of $189,410 for the same period in 2007.

Other comprehensive income, which consists of gains from foreign exchange translations, was approximately $464,322 for the six months ended June 30, 2008, an increase of $436,322 from $27,749 for the six months ended June 30, 2007.  The increase was due to the continued appreciation of the RMB exchange rate against the U.S. dollar.

Results of Operations for the Fiscal Year Ended December 31, 2007 Compared to Fiscal Year Ended December 31, 2006

Sales in the fiscal year ended December 31, 2007 were $2,003,788 million compared to $297,295 in the fiscal year ended December 31, 2006, representing an increase of $1,706,493 million or 574%. This increase is primarily attributable to the development of our business given the fact that, through our subsidiaries, we began generating revenue in July of 2007.

Cost of goods sold was $1,315,002 million in the fiscal year ended December 31, 2007 compared to $280,390 in the fiscal year ended December 31, 2006. The increase in cost of goods sold is attributable to the significant increase in our production level as we developed the business and increased our order volume for raw materials with suppliers.

Our gross profit was $688,786 in the fiscal year ended December 31, 2007 compared to $16,905 in the fiscal year ended December 31, 2006, representing an increase of $671,881. Our gross profit margin rose to 34.4% from 5.7% as we increased our production level since a significant portion of our costs are fixed.  In addition, we made technological advances in our processing techniques that increased efficiency and reduced costs by minimizing production waste.

Selling expenses for the fiscal year ended December 31, 2007 and 2006 were $59,069 and $7,851, respectively, which included travel expenses and sales commissions. We expect to continue our promotional activities in the future consistent with our sales strategy.

General and administrative expenses for the fiscal year ended December 31, 2007 and 2006 were $117,190 and $209,171, respectively, which included travel expenses of executives, salaries and bonuses of non-sale officers and employees, investor relations expenses, office expenses, insurance premiums and research and development. We were able to lower general and administrative expenses as a result of decreased travel fees and investor relations expenses.

As a result of the increase in production volume, technical innovation and product expansion, we were able to reach profitability in 2007.  Net income in the fiscal year ended December 31, 2007 was $493,922 compared to a loss of $200,117 for the same period in 2006.

No income taxes are provided, as the result of the utilization of net operating loss carryforwards for which a 100% valuation allowance has been provided. We have net operating loss carryforwards of approximately $110,000 which expire between 2011 and 2012. We have a deferred tax asset of approximately $36,000 for which we have has provided a valuation allowance in respect of deferred tax assets resulting from tax loss carryforwards.

Other comprehensive income, which consists of gains from foreign exchange translations, was approximately $112,887 for the year ended December 31, 2007, an increase of $72,974 from $39,913 for the fiscal year ended December 31, 2006.  The increase was due to the continuous appreciation of the RMB exchange rate against the U.S. dollar.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from short-term borrowings, as well as equity contributions by our shareholders.

Our short-term borrowings outstanding as of June 30, 2008 consist of a $2,918,000 loan from New Greatwall Limited., which converted to equity upon completion of the reverse merger, and a $1,139,256 non-interest bearing note due Sichuan Xinju Mining Resources Development Co. upon demand.  The proceeds from these loans were used to finance the construction of our new Chengdu facility. Other short-term borrowings as of June 30, 2008, consist of a non-interest bearing shareholder loan amounting to $48,671.  We also have outstanding long term debt with Chengdu Southwest Airport Investment Co, Ltd. in an aggregate amount of $4,377,000 as of June 30, 2008.  The loan bears interest at 6.57% per annum and is collateralized by the land asset of our new Chengdu facility.

The following table sets forth a summary of our cash flows for the period indicated:

	Years Ended December 31,		Six Months Ended June 30,
	2006	2007	2007	2008
Net Cash provided by (used in) Operating Activities	$681,334	$(1,408,975)	$(2,426,399)	$(4,869,783)
Net Cash (used in) Investing activities	$(85,036)	$(6,548,423)	$(254,783)	$(5,456,590)
Net Cash provided by (used in) Financial Activities	$(502,025)	$10,440,859	$3,249,892	$7,531,413

Effect of Exchange Rate on Cash	$(8,438)	$49,571	$1,641	$223,636

Cash at Beginning of Period	$309	$86,144	$86,144	$2,619,176

Cash at End of Period	$86,144	$2,619,176	$656,495	$47,852

Cash Flow from Operating Activities

Net cash used in operating activities increased from $2,426,399 for the six months ended June 30, 2007 to $4,869,783 for the six months ended June 30, 2008, primarily due to significant increases in our inventories as well as accounts receivable at the end of the six months ended June 30, 2008. Our cash outflow was partially offset by increased net income of $331,416 in the first half of 2008 compared to a loss of $189,410 in the first half of 2007 and increased accounts payable.  Net cash used in operating activities in 2007 was $1,408,975, compared to net cash provided by operating activities in 2006 of $681,334. The change from cash inflow to cash outflow in 2007 was mainly a result of the development of our business which required a significant increase in the level of our inventories, particularly 4N tellurium, selenium, bismuth and sulfur.

Cash Flow from Investing Activities

Net cash used in investing activities increased from $254,783 for the six months ended June 30, 2007 to $5.5 million for the six months ended June 30, 2008, primarily due a significant increase in our purchase of property, plant and equipment for the expansion of our production capacity, construction of our new Chengdu facility, and the construction of assembly lines for the production of solar module products.  Net cash used in investing activities increased from $85,036 in 2006 to $6,548,423 in 2007, primarily as a result of an increase in our purchase of property, plant and equipment to obtain the land and manufacturing equipment necessary to commence operations.

Cash Flow from Financing Activities

Net cash provided by financing activities was $7,531,413 for the six months ended June 30, 2008, as compared to $3,249,892 for the six months ended June 30, 2007, due primarily to a $7,146,383 advance on the investment from Apollo Solar Energy, Inc.  Net cash provided by financing activities amounted to $10,440,859 in 2007, representing the net proceeds received from a $6,836,205 issuance of convertible notes to New Greatwall Limited in November 2007, a $2,764,809 advance from Sichuan Xinju Mineral Resources Development Co. Ltd in December 2007 and an $839,845 advance from our shareholders Wei Li, Hongwei Ke and Yong Ling in December 2007.  Net cash used by financing activities in 2006 was $502,025 due to the repayment of advances from owners.

Thus far, we have received the funds necessary for production expansion through advances from numerous shareholders and related parties in addition to loans. We expect this trend to continue unless we are able to raise capital through the public market.

Critical Accounting Policies

We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of our assets and liabilities, (ii) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (iii) the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies, (iii) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Revenue Recognition

Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

Research and Development

Research and development expenditures are charged to operations as incurred.

Inventories

Inventories are stated at the lower of cost of market using the average cost method.  Costs include materials, labor and manufacturing overhead related to the purchase and production of inventory.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes.  We lease parcels of land on which our office and production facilities are situated, pursuant to a real estate contract from the local government of the PRC expiring in 2053.  Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Impairment of Long Lived Assets

We account for the impairment of long-live assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Deferred income taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (ASFAS 109") which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Currency translation

Since we operate primarily in the PRC, our functional currency is the Chinese Renminbi.  Revenue and expense accounts are translated at the average rates during the period, and balance sheet items are translated at year-end rates.  Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of owner’s equity.  Gains and losses from foreign currency transactions are recognized in current operations.

RISK FACTORS

An investment in our common stock involves a high degree of risk. The risks described below and the other information contained in this current report should be carefully considered before deciding to invest in our common stock.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

 We commenced our current line of business operations in 2006. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

●	raise adequate capital for expansion and operations;

●	implement our business model and strategy and adapt and modify them as needed;

●	increase awareness of our brands, protect our reputation and develop customer loyalty;

●	manage our expanding operations and service offerings, including the integration of any future acquisitions;

●	maintain adequate control of our expenses;

●
anticipate and adapt to changing conditions in the renewable energy market in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

The loss of, or a decrease in the amount of business from, our major customers or any default payment on their part could significantly reduce our net sales and harm our operating results.

In the first six months of 2008, our top two customers, First Solar and CERAC accounted for 33% of our revenue.  In 2007, approximately 55% and 23%, of sales were to two customers, First Solar and Osaka Titanium Technologies. The loss of, or a decrease in the amount of business from, these customers, or any default in payment on their part,  could significantly reduce our net sales and harm our operating results. We understand that First Solar intends to increase its number of suppliers of CdTe.  We have no assurance of securing additional business from our major customers beyond our long-term supply agreements. Although we believe that these maximum volumes are beyond the requirements of the other producers during this time period, they may represent a limit on our ability to diversify our sales of CdTe until 2010 and to reduce our reliance on our major customers. We therefore expect that our dependence on our major customers will continue over this period of time and then, we hope, gradually reduce as we expand our capacity to meet the requirements of currently merging manufacturers of CdTe-based PV modules, as well as those of our customers active in the medical imaging market.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing and expanding facilities and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause longer operation location completion cycle, and administrative inefficiencies.

We depend on market acceptance of our customers’ products and the technology associated therewith.

We depend on market acceptance of our customers’ products and the technology associated therewith. Any delay or failure by our customers to successfully penetrate their respective markets could lead to a reduction in our sales and operating margins. Most of our products are sold either into emerging markets or alternatively in existing markets, for which they are used to manufacture replacement products intended to represent new and improved technologies. If our customers are unable to meet the performance and cost targets required for commercial viability, their products are subject to regulations which limit their use, or the new or improved technology associated with their products proves unsuitable for widespread adoption, it may have an adverse effect on our sales and operating margins.

More specifically, a good part of our sales are made in the solar energy market using thin-film technology. First Solar is currently the sole volume manufacturer of thin-film CdTe-based PV modules and its oldest active production line has been in operation only since November 2004. As a result, thin-film technology does not have a sufficient operating history to confirm how PV modules will perform over their estimated useful life of 25 years. Long-term viability of CdTe-based thin film technology will also depend on the manufacturers’ ability to reduce the cost of PV modules to a level at which the technology is competitive with other energy sources without government subsidies. If thin-film technology performs below expectations or if it does not achieve cost competitiveness with conventional or other solar or non-solar renewable energy sources without government subsidies, it could result in the failure of the technology to be widely adopted in the market.

This could significantly affect demand for our products and reduce our sales and profit margins. Many other factors may affect the widespread adoption of PV technology and demand for our customers’ products, including the following:

·	cost-effectiveness of PV modules compared to conventional and other non-solar renewable energy sources and products;
·	performance and reliability of PV modules and thin-film technology compared to conventional and other nonsolar renewable energy sources and products;
·	availability of government subsidies and incentives to support the development of the solar energy industry;
·	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated PV and biomass;
·
fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

·	fluctuations in capital expenditures by end-users of PV modules, which tend to decrease when the economy slows and interest rates increase; and
·	deregulation of the electric power industry and the broader energy industry.

A change in environmental regulations could cause serious disruption to operations and negatively impact our results.

Our operations involve the use, handling, generation, processing, storage, transportation, recycling and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, provincial, local and international level. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the clean-up of contaminated sites and occupational health and safety. We have incurred and will continue to incur capital expenditures in order to seek to comply with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subject to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, clean-up costs or other costs. While we believe that we are currently in compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of currently unknown environmental conditions may require expenditures, or changes in our operations, that could have a material adverse effect on our business, results of operations and financial condition.

Although China has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented.

Chinese legislation provides for penalties and other liabilities for the violation of environmental protection standards and establishes, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are being or have been conducted.

We believe that there are no outstanding notices, orders or directives from central or local environmental protection agencies or local government authorities alleging any breach of national or local environmental quality standards by us or any other party in respect of our property. Although we intend to fully comply with all environmental regulations, there is a risk that permission to conduct exploration, development and manufacture activities could be withdrawn temporarily or permanently where there is evidence of serious breaches of such standards. In addition, given the relative lack of precedents in enforcing the new environmental protection laws, there are no guarantees that the laws or the interpretation of the laws or regulations, will not materially change, which could require us to substantially change, or entirely cease, our operations in China.

Because of growing demand for high-purity metals, we may be subject to more competition in the near future.

The forecasted growth in demand for high-purity metals, especially those used by the solar power industry, is expected to attract more metal refiners into that industry and increase competition. Competition could arise from new low-cost metal refiners or from certain of our customers who could decide to integrate backward.

Our future success will be totally dependent upon the efforts of our key personnel.

Our future success depends on our ability to retain our key employees and attract, train, retain and successfully integrate new talent into our management team. We are dependent on the services of our senior management team. The loss of any of these could have a material adverse effect on us. Renyi Hou and Yong Ling, who have been with us since the inception of Sichuan Apollo in 2006, play active roles in our operation and growth initiatives. Our future success also depends, to a significant extent, on our ability to attract, train and retain talented personnel. Recruiting and retaining talented personnel, particularly those with expertise in the electronic materials industry, refining technology and cadmium, tellurium and selenium-based compounds is vital to our success and may prove difficult.

We may incur losses resulting from business interruptions.

We may incur losses resulting from business interruptions. In many instances, especially those related to our long-term contracts, we have contractual obligations to deliver product in a timely manner. Any disruption in our activities which leads to a business interruption could harm our customers’ confidence level and lead to the cancellation of our contracts and legal recourse against us. Although we believe that we have taken reasonable precautions to avoid business interruptions, we could still experience interruptions which would adversely impact our financial results.

Protection of our proprietary processes, methods and other technologies is critical to our business and therefore any failure to protect the use of our existing intellectual property rights could result in the loss of valuable technologies and processes.

Protection of our proprietary processes, methods and other technologies is critical to our business. We rely almost exclusively on a combination of Chinese patents, trade secrets and employee confidentiality agreements to safeguard our intellectual property. Failure to protect and monitor the use of our existing intellectual property rights could result in the loss of valuable technologies and processes and materially adversely affect our business.

Government regulations may hinder our ability to function efficiently.

The national, provincial and local governments in the People’s Republic of China are highly bureaucratized.  The day-to-day operations of our business will require frequent interaction with representatives of the Chinese government institutions.  The effort to obtain the registrations, licenses and permits necessary to carry out our business activities can be daunting.  Significant delays can result from the need to obtain governmental approval of our activities.  These delays can have an adverse effect on the profitability of our operations.

If our insurance coverage is unavailable or insufficient to cover future claims against us, our financial resources and results of operations could be adversely affected.

We have limited insurance coverage for a number of risks, including environmental situations and personal injury. Although we believe that the events and amounts of liability covered by our insurance policies are reasonable taking into account the risks relevant to our business as carried out to date, there can be no assurance that such coverage will be available or sufficient to cover all claims to which we may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, our financial resources and results of operations could be adversely affected.

We have limited business insurance coverage, and accordingly any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not generally, to our knowledge, presently offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we have not obtained such insurance at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions in the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations or their interpretation and application may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations applicable to such persons or enterprises. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation or application of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company and all of our operations are conducted in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The solar energy industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China, which could, in turn, materially increase our costs and also reduce demand for our products.

Capital outflow policies in China may hamper our ability to pay dividends to shareholders in the United States.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations require that we comply with complex regulations for the movement of capital. Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange. We may be unable to obtain all of the required conversion approvals for our operations, and Chinese regulatory authorities may impose greater restrictions on the convertibility of the RMB in the future. Because most of our future revenues will be in RMB, any inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to pay dividends to our shareholders.

Sichuan Apollo is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividend payments from our indirect wholly owned subsidiaries in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary is unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of an investment in the Company.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive a significant portion of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect an investment in the Company.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As a significant portion of our revenues are earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities or other financing into RMB for use in our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents have involved continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

The PRC State Administration of Foreign Exchange, or SAFE, issued a series of public notices in 2005 (the “SAFE Regulations”), which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE Regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals (an “SPC”) intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Certain stockholders of the Company who are PRC residents are subject to the SAFE Regulations by virtue of being stockholders of Sichuan Apollo prior to the consummation of Merger.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 (“January Notice”) requiring registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The January Notice states that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals (an “SPC”, as subsequently referred to in the October Notice described below) intends to acquire a PRC company, such acquisition will be subject to strict examination by the central SAFE, the SAFE bureau at the highest level, which requires the disclosure by PRC resident individuals regarding their ownership status with an SPC or any other asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another public notice clarifying the January Notice (“April Notice”). In accordance with the April Notice, if a PRC company is acquired by an SPC, the PRC resident stockholders of an SPC are required to submit a registration form to the local SAFE branch to register their respective ownership interests in the SPC, even such transaction occurred prior to the January Notice. The April Notice does not specify the timeframe during which such retrospective registration must be completed. The PRC resident must also file amendments if there is a material event affecting the SPC, such as, among other things, a change to share capital, a transfer of shares, or if the SPC is involved in a merger and an acquisition or a spin-off transaction or uses its assets in the PRC to guarantee offshore obligations. Furthermore, the April Notice expanded the definition of the term “foreign acquisition”, which makes the registration obligation applicable to any transaction that results in PRC residents directly or indirectly holding shares in an SPC.

On October 21, 2005, SAFE issued a third public notice (“October Notice”) effective from November 1, 2005 (“Effective Date”), which superseded the January Notice and April Notice by clarifying the documentation requirement and procedure of any registration process occurring after the Effective Date. It defines the term “SPC” as to be an offshore company directly or indirectly formed by or controlled by PRC resident entities or resident individuals for the purpose of equity financing (including financing by convertible bonds) overseas of enterprise’s assets or interests that the PRC resident holds in China. It also clarifies that the registration approval authority is the local SAFE, instead of the central SAFE, as set forth in the January Notice.

We have relied upon third-party sources for certain information regarding the PRC.

While the information contained herein regarding the PRC has been obtained from a variety of sources, including government and private publications, independent verification of this information is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly accurate or reliable. A material misinterpretation could require us to substantially change, or entirely cease, our operations in China.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where a significant portion of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for investors to enforce rights based on U.S. Federal securities laws against us and our officers and directors in the U.S., or to enforce in the PRC any judgment obtained against us or them in a U.S. court.

All of our directors and all of our officers reside outside of the United States. In addition, our operating subsidiaries, is located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a style of management and financial reporting concepts and practices that is comparable to those used in the United States, as well as modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet United States standards.

Because the ownership and exploitation of mineral resources is subject to extensive government regulation we cannot assure that required approvals, licenses and permits will be granted, or if granted, will be granted in a timely manner.

Ownership of all land in China remains with the State and the State, at the national, regional and local levels, is extensively involved in the regulation of exploration and mining activities. Transfers of exploration rights are also subject to governmental approval. Failure or delays in obtaining necessary approvals could have a materially adverse affect on our financial condition and results of operations. Nearly all mining projects in the PRC require government approval. There can be no certainty that any such approvals will be granted (directly or indirectly) to the Company or any direct or indirect subsidiary of the Company, or at all. There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial bodies of tellurium. The long−term profitability of our operations will in part be directly related to the costs and success of our exploration programs, which may be affected by a number of factors. Failure to obtain such licenses and permits as are required would cause us to materially change or cease operations in China.

Our targeted industries are heavily regulated and we may not be able to remain in compliance with all such regulations, and may be required to incur substantial costs in complying with such regulation.

Our mining projects, properties and companies in China are subject to extensive regulation by China's Mining Ministry, and by other provincial, county and local authorities in jurisdictions in which products are processed or sold, regarding the processing, storage, and distribution of mineral products. In addition, processing facilities are subject to periodic inspections by government agencies. We may not be able to comply with current laws and regulations, or any future laws and regulations. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. We may be required to incur substantial costs in order to comply. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions which could have a material and adverse effect on our business operations and finances. Changes in applicable laws and regulations may also have a negative impact on our operations and revenues.

Risks Related to Our Common Stock

Our officers, directors and affiliates will control us through their positions and stock ownership and contractual provisions, and their interests may differ from other stockholders.

Provided the Entrusted Management Agreement is reached, effective shortly after the completion of the Merger, the Apollo Managers, including certain persons expected to be officers, directors and affiliates of the Company, will be entitled to receive shares of Common Stock of Wincroft, with the result that such officers, directors and affiliates will beneficially own approximately 60.15% of our Common Stock, after giving effect to such issuance.  As a result, the Apollo Managers may be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations.  The Apollo Managers’ interests may differ from other stockholders. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock, which can in turn affect the market price of our Common Stock. See “Securities Ownership of Certain Beneficial Owners and Management” under Item 2.01 of this current report for more information regarding beneficial ownership of securities by our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our Common Stock.

Our Common Stock is quoted on the over-the-counter Bulletin Board. However, our bid and asked quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is no established trading market for our Common Stock and our Common Stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDQ Stock Market). Investors may not be able to sell their shares due to the absence of a trading market. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock which can in turn affect the market price of our Common Stock.

Our Common Stock may be also subject to the "penny stock" rules to the extent that the price drops below $5.00, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. These requirements may further limit investors’ ability to sell their shares.

Our Common Stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on a preliminary letter of intent between the Company and certain management team candidates, provided the Entrusted management Agreement contemplated by such letter of intent is reached, members of that management team are expected to be issued an aggregate of 26.8 million shares of Wincroft Common Stock shortly after completion of the Merger. The following table sets forth as of October 14, 2008, certain information with respect to the beneficial ownership of our Common Stock, our only class of voting securities, by (i) any person or group which beneficially owns more than 5% of such Common Stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group, in each case after giving effect to the Merger and the anticipated Entrusted Management Agreement.

In determining beneficial ownership of the Common Stock, the number of shares shown includes shares which the beneficial owner may acquire through the prospective Entrusted Management Agreement contemplated by the Company's preliminary letter of intent, or upon exercise of any warrants or options which may be exercised within 60 days. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Name and Address	Amount of Nature	Percentage
of Beneficial Owner (1)	of Beneficial Ownership (2)	of Class

Renyi Hou	9,052,000	20.32%
Yong Ling	1,920,000	4.31%
Hongwei Ke	1,240,000	2.78%
All executive officers and directors as a group (3 persons)	12,212,000	27.41%
New Greatwall Limited	8,600,000	19.30%
Warner Technology & Investment Corp. 18 Kimberly Court, East Hanover, NJ 07936	4,350,000	9.76%
Zhenyu Liu (3)	4,208,000	9.45%

(1) Except as otherwise noted, each shareholder’s address is Sichuan Apollo Solar Science and Technology, Co. Ltd. No. 72 1-2 Airport Road, Jindu Section Chengdu, Sichuan Province, P. R. China 610255.

(2) Except as otherwise noted, all shares are or will be owned of record and beneficially.

(3) Zhenyu Liu is the wife of Renyi Hou.

Item 5.01                      Changes in Control of Registrant

On August 18, 2008, the Company entered into a Merger Agreement dated August 8, 2008, as amended and restated on October 14, 2008, with ASE and the Merger Sub, pursuant to which, on October 14, 2008, Merger Sub was merged with and into ASE.   Under the terms of the Merger Agreement, each share of ASE Common Stock outstanding immediately prior to the closing of the Merger was converted into the right to receive Four Thousand (4,000) shares of Wincroft Common Stock.  After the consummation of the Merger, and prior to any issuance of shares pursuant to the Entrusted Management Agreement, the former stockholders of ASE owned approximately 96.87% of the outstanding Common Stock of Wincroft.  As a result of the completion of the Merger, ASE became a wholly owned subsidiary of Wincroft.

The President of ASE is Huakang Zhou, who is the spouse of Xiaojin Wang, the Chief Executive Officer and sole director of Wincroft.  Shortly after the completion of the Merger (based on a preliminary letter of intent), Wincroft expects to enter into the Entrusted Management Agreement with the Apollo Managers.  Provided the anticipated Entrusted Management Agreement if reached, Wincroft will issue the Apollo Managers will be entitled to receive an aggregate of 26.8 million newly issued shares of Common Stock of Wincroft with the result that the Apollo Managers will own approximately 60.15% of the Common Stock of Wincroft, after giving effect to such issuance.

Upon the consummation of the Merger, Wincroft ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act, and ASE became a wholly owned subsidiary of Wincroft.

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon completion of the Merger, the Board of Directors consisted of Xiaojin Wang, Renyi Hou,  Ling Yong and Hongwei Ke.  Within the next few days, Wincroft will file with the Securities and Exchange Commission (“SEC”) and mail to its shareholders of record an information statement prepared in accordance with SEC Rule 14f-1, containing information about Renyi Hou, Ling Yong and Hongwei Kei, among other things.  Ten days after the information statement is mailed to the shareholders of record, Xiaojin Wang will resign from her position as a member of the Board of Directors.  At that time, the executive officers and directors of Wincroft will be:

Name	Age	Position with the Company	Director Since

Renyi Hou	52	Chairman and Chief Executive Officer	2008

Ling Yong	50	Chief Financial Officer	2008

Hongwei Ke	48	Director	2008

All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualified.  Officers serve at the pleasure of the Board of Directors.

Renyi Hou is the President, Chief Executive Officer, and Chairman, and a director, of Wincroft. Mr. Hou has earned a medical degree from the Chengdu University of Traditional Chinese Medicine along with a Masters of Business from Chengdu Southwest Jiaotong University. Mr. Hou began his entrepreneurial careering by creating a rolling mill in Chengdu, Sichuan which at the time was the first privately-run iron enterprise in Sichuan Province in 1986. He entered into the mineral and natural resources business in 1998 by establishing the Sichuan Mineral Resources Development Co. Ltd, of which he was Chairman and General Manager. Mr. Hou joined Sichuan Apollo as Chairman and Chief Executive Officer in June 2006.

Yong Ling is the Chief Financial Officer, and a director, of Wincroft. Mr. Ling graduated from Southwest University of Finance and Economics with a bachelor’s degree in finance. From 1976 to 2003, he held positions with the Construction Bank of China along with investment companies in Sichuan province. He served as Chief Economist for Sichuan Xinju Mineral Resources Development Co. Ltd from 2003 until he joined Sichuan Apollo in 2006.

Hongwei Ke is a director of Wincroft. Mr. Ke graduated from Southwest Petroleum University, Department of Petroleum Engineering, with a bachelor’s degree in Oil Field Chemistry. From 1982 to 1999, he held positions with the Bohai Oil Company, Research Institute, Engineer and China National Offshore Oil Corp. (CNOOC) where he was a Senior Engineer and the Deputy Director of the Communication and Computer Center. From 1999 until he joined Sichuan Apollo in 2006, he served as Chairman of Beijing Joinkey Electronics Technology Development Co. Ltd. and as the Chairman and Chief Engineer of Beijing Jiegao Software Co. Ltd.

Executive Compensation

Information regarding the compensation paid to the executive officers of Wincroft during the past two fiscal years is set forth in Item 10 of Wincroft’s Annual Report on Form 10-KSB for the year ended June 30, 2008, which was filed with the Securities and Exchange Commission on July 11, 2008.  After the resignation of Xiaojin Wang from the Board becomes effective, none of the individuals who served as officers of Wincroft during the past three fiscal years will remain an officer or director of Wincroft.

The table below itemizes the compensation paid to Renyi Hou and Ling Yong by Sichuan Apollo for services during the two fiscal years since Sichuan Apollo was organized.  The table also shows the salaries that the Company intends to pay to those officers during the current fiscal year.  There was no officer of Sichuan Apollo whose salary and bonus for services rendered during the year ended December 31, 2007 exceeded $100,000.

	Fiscal
	Year	Salary

Renyi Hou	2008	$21,353
	2007	$21,353
	2006	$10,677

Ling Yong	2008	$14,250
	2007	$14,250
	2006	$7,125

Hongwei Ke	2008	$14,250
	2007	$14,250
	2006	$7,125

Employment Agreements

Effective June 20, 2006, we entered into an employment agreement with Renyi Hou, as Chairman and CEO, until June 19, 2011. Mr. Hou receives annual compensation of RMB 145,200, including a RMB 7,980 monthly salary and the remainder RMB 49,440 as evaluative compensation dispensed according to annual evaluations, and may be entitled to receive a bonus at the discretion of our board of directors.

Effective June 20, 2006, we entered into an employment agreement with Ling Ying, as CFO, until June 19, 2011. Mr. Yong receives annual compensation of RMB 96,900, including a RMB 5,325 monthly salary and the remainder RMB 33,000 as evaluative compensation dispensed according to annual evaluations, and may be entitled to receive a bonus at the discretion of our board of directors.

Effective June 20, 2006, we entered into an employment agreement with Hongwei Ke, as managing director, until June 19, 2011.  Mr. Ke receives annual compensation of RMB 96,900, including a RMB 5,325 monthly salary and the remainder RMB 33,000 as evaluative compensation dispensed according to annual evaluations, and may be entitled to receive a bonus at the discretion of our board of directors.

Certain Relationships and Related Party Transactions

Loan Transactions

 We have an outstanding loan from Xinju Mining Resources Development Co. in the amount of $1,139,256 as of June 30, 2008, which in non-interest bearing and due on demand.  Our CEO is also the CEO and major shareholder of Xinju Mining Resources Development Co.  We have an additional outstanding loan from our shareholders Renyi Hou, Hongwei Ke and Yong Ling, in the amount of $48,671, which is also non-interest bearing and due on demand.

Pursuant to an agreement dated December 26, 2007 between ASE and Sichuan Apollo, ASE agreed to acquire 100% of the ownership of Sichuan Apollo for 106,000,000 RMB (approximately $15,000,000), which amount was to be paid by ASE investing 80,000,000 RMB into Sichuan Apollo and paying the existing shareholders of Sichuan Apollo 26,000,000 RMB in exchange for their original investment of 20,000,000 RMB.  The agreement was to be effective on the date that the total registered capital of Sichuan Apollo aggregated 100,000,000 RMB.  As of June 30, 2008, approximately 49,000,000 RMB (approximately $7,000,000) had been advanced to Sichuan Apollo (which had been classified as “advance from Apollo Solar Energy, Inc.” on the Sichuan Apollo balance sheet).  As of August 4, 2008 ASE invested the remaining 31,000,000 RMB (approximately $4,500,000) into Sichuan Apollo and, effective on that date, since the registered capital of Sichuan Apollo had reached 100,000,000 RMB, ASE became the 100% shareholder of Sichuan Apollo.

Merger Agreement

On August 18, 2008, Wincroft entered into the Merger Agreement dated August 8, 2008, as amended and restated on October 14, 2008, with ASE and Merger Sub, pursuant to which Merger Sub was merged with and into the ASE on October 14, 2008.  The President of ASE is Huakang Zhou, the spouse of Xiaojin Wang, the Chief Executive Officer and sole director of Wincroft.   Under the terms of the Merger Agreement, all of the outstanding shares of common stock, $0.0001 par value, of ASE were converted into the right to receive 17,200,000 shares of Common Stock of Wincroft.  After the consummation of the Merger, and prior to any issuance of shares pursuant to the Entrusted Management Agreement, the former stockholders of ASE owned approximately 96.87% of Wincroft.

Upon the consummation of the Merger, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act, and ASE became a wholly owned subsidiary of the Company.

The foregoing description of the Merger Agreement is qualified in its entirety by the text of such agreement which is annexed hereto as Exhibit 10-a.

Entrusted Management Agreement

Shortly after the completion of the Merger, based on a preliminary letter of intent, Wincroft expects to enter into the Entrusted Management Agreement with the Apollo Managers, the former managers of Apollo’s Chinese operating companies, certain of whom are expected to be directors and/or officers of Wincroft going forward. Provided the Entrusted Management Agreement is reached, Wincroft will issue the Apollo Managers an aggregate of 26.8 million newly issued shares of Common Stock of Wincroft, with the result that the Apollo Managers will own approximately 60.15% of the Common Stock of Wincroft, after giving effect to such issuance.

Purchase of Dashuigou Mining Rights

Effective August 22, 2008, Sichuan Xinlong, a wholly owned subsidiary of Sichuan Apollo, acquired 100% of the equity of the Sichuan Xinju from Renyi Hou, now our Chairman and Chief Executive Officer, Wei Li and Yong Ling. The share transfer agreements were executed on August 18, 2008. Sichuan Xinju owns the exclusive mining rights to the Dashuigou tellurium mine from January 2007 to January 2013.  Prior to our acquisition of the Dashuigou tellurium mine rights, the tellurium used in our products was primarily purchased from suppliers on the open market.  In 2009, 70% of the tellurium used in our products is expected to be sourced from the Dashuigou tellurium mine.

Sichuan Xinlong is negotiating to enter into a Variable Interest Entities Agreement with Sichuan Shimian Dashuigou Mine Co., Ltd. (“SSDM”), a related party, to manage SSDM, which holds mining interests in a second tellurium mine, Majiagou mine. If such agreement is consumated, among other things, SSDM’s financial statements will be consolidated with those of Wincroft.

Description of Securities

Wincroft is authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 44,555,013 shares will be outstanding after the consummation of the Merger, and issuance of shares pursuant to the Entrusted Management Agreement, and 12,500,000 shares of Preferred Stock, $.001 per value per share, of which no shares are outstanding. Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders.  There is no cumulative voting in the election of directors.  Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities.  The holders of Common Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments.  There are no redemption or sinking fund provisions applicable to the Common Stock.

Market Price and Dividends on Wincroft Common Stock and Other Shareholder Matters

(a) Market Information

The Company’s common stock is quoted on the OTC Bulletin Board under the symbol “WCRF.OB.”  Set forth below are the high and low bid prices for each of the quarters in the past two fiscal years. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.  All prices have been adjusted to reflect the 1-for-8 reverse split effected on February 1, 2008.

	Bid
Quarter Ending	High	Low

June 30, 2006	$1.67	$.92
September 30, 2006	$.92	$.92
December 31, 2006	$1.25	$.92
March 31, 2007	$1.25	$.92

June 30, 2007	$1.25	$.75
September 30, 2007	$1.17	$.83
December 30, 2007	$21.67	$.83
March 31, 2008	$7.50	$.38

(b) Shareholders

Prior to the Merger, our shareholder list contains the names of 365 registered stockholders of record of the Company’s Common Stock.

(c)  Dividends

The Company has not, within the past decade, paid or declared any cash dividends on its Common Stock and does not foresee doing so in the foreseeable future.  The Company intends to retain any future earnings for the operation and expansion of the business.  Any decision as to future payment of dividends will depend on the available earnings, the capital requirements of the Company, its general financial condition and other factors deemed pertinent by the Board of Directors

(d)  Sale of Unregistered Securities

In the first eight months of 2008, ASE privately issued 4,300 shares of its Common Stock for a purchase price of 30,000,000 RMB plus the provision of certain consulting services. Pursuant to the Merger Agreement, each share of ASE Common Stock outstanding immediately prior to the closing of the Merger was converted into the right to receive Four Thousand (4,000) shares of Wincroft Common Stock and former stockholders of ASE received an aggregate of 17,200,000 shares of Wincroft Common Stock.

 (e) Repurchase of Equity Securities

The Company did not repurchase any of its equity securities that were registered under Section 12 of the Securities Act during the 4th quarter of fiscal 2008.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. Currently, Wincroft, ASE, and Sichuan Apollo are not a party to any material legal proceedings.

Indemnification of Directors and Officers

Section 78.7502(1) of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our Certificate of Incorporation provides that Wincroft will indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by §145 of the General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, employees or agents of Wincroft pursuant to the foregoing provisions, or otherwise, Wincroft has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by Wincroft  of expenses incurred or paid by a director, officer, employee or agent of Wincroft in the successful defense of any  proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, Wincroft will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 5.06                      Change in Shell Company Status.

As a result of the Merger described in Items 1.01 and 2.01 of this current report, the Company ceased being a shell company as of October 14, 2008.  Reference is made to the disclosures set forth in Item 1.01 and the disclosures set forth in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

Exhibits

10-a	Amended and Restated Merger Agreement dated on October 14, 2008, among Wincroft, Apollo Solar Energy, Inc., a Delaware corporation, and Apollo Solar Energy Inc., a Nevada corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINCROFT, INC.

October 15, 2008	By:	/s/ Renyi Hou
Name: Renyi Hou
Title: Chief Executive Officer

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors of
Apollo Solar Energy, Inc.

We have audited the accompanying balance sheets of Apollo Solar Energy, Inc. as of June 30, 2008 and the related statements of income and changes in shareholders’ equity and cash flows for the period from inception (October 17, 2007) to June 30, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of is internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apollo Solar Energy, Inc. as of June 30, 2008, and the results of its operations and its cash flows for the period from inception (October 17, 2007) to June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company, P.A.

Hackensack, New Jersey
August 18, 2008

APOLLO SOLAR ENERGY, INC.

 BALANCE SHEET

JUNE 30, 2008

ASSETS

CURRENT ASSETS:
Cash	$43,570
Advance to Sichuan Apollo Solar Science & Technology Co., Ltd.	6,831,215
TOTAL CURRENT ASSETS	6,874,785

OTHER ASSETS:
Deferred costs	1,750,821

TOTAL ASSETS	$8,625,606

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Loan payable - related party	$595,000
- officer	13,300
Accrued interest	20,282
TOTAL CURRENT LIABILITIES	628,582

STOCKHOLDER’S EQUITY:
Common stock, $0.0001 par value,
100,000,000 shares authorized
2,485.45 shares issued and outstanding	1
Additional paid-in capital	8,051,999
Accumulated deficit	(54,976)
TOTAL STOCKHOLDER’S EQUITY	7,997,024

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$8,625,606

See notes to financial statements

APOLLO SOLAR ENERGY, INC.

 STATEMENT OF OPERATIONS

FROM INCEPTION (OCTOBER 17, 2007) TO JUNE 30, 2008

INTEREST INCOME	$10,799

COSTS AND EXPENSES:
Interest expense and bank charges	65,775
TOTAL COSTS AND EXPENSES	65,775

NET LOSS	$(54,976)

See notes to financial statements

 APOLLO SOLAR ENERGY, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

FROM INCEPTION (OCTOBER 17, 2007) TO JUNE 30, 2008

	COMMON STOCK		ADDITIONAL PAID-IN	ACCUMULATED
	SHARES	VALUE	CAPITAL	DEFICIT	TOTAL

BALANCE-OCTOBER 17, 2007 (Date of inception)	-	$-	$-	$-	$-

Sale of common stock, net of
costs of $1,832,000	1,230.95	1	4,811,999	-	4,812,000

Stock issued for services	1,254.50	1	3,239,999	-	3,240,000

Net loss	-	-	-	(54,976)	(54,976)

BALANCE – JUNE 30, 2008	2,485.45	$1	$8,051,999	$(54,976)	$7,997,024

See notes to financial statements

 APOLLO SOLAR ENERGY, INC.

STATEMENT OF CASH FLOWS

FROM INCEPTION (OCTOBER 17, 2007) TO JUNE 30, 2008

OPERATING ACTIVITIES:
Net loss	$(54,976)
Adjustments to reconcile net loss to net
cash used in operating activities:
Accrued interest to related party	20,282
NET CASH USED IN OPERATING ACTIVITIES	(34,694)

INVESTING ACTIVITIES:
Advance relating to acquisition	(6,831,215)
Payment of deferred costs	(342,821)
NET CASH USED IN INVESTING ACTIVITIES	(7,174,036)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,644,000
Proceeds of loan from related party	608,300
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,252,300

INCREASE IN CASH AND CASH – END OF PERIOD	$43,570

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Common stock issued for consulting services	$3,240,000

See notes to financial statements

APOLLO SOLAR ENERGY, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

1	BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Business description

Apollo Solar Energy, Inc. (the “Company”) was organized under the laws of the State of Delaware on October 17, 2007.  The Company has not initiated any business activities and was formed to consummate a reverse merger transaction with Wincroft, Inc. (“Wincroft”), a dormant public shell.

Pursuant to an agreement dated December 26, 2007, the Company agreed to acquire 100% of the registered capital of Sichuan Apollo Solar Science & Technology Co., Ltd. (“Apollo”), a wholly foreign-owned enterprise organized under the laws of the Peoples Republic of China (“PRC”), for 106,000,000 RMB (approximately $15,000,000), which amount is to be paid by The Company investing 80,000,000 RMB into the Company and paying the existing shareholders 26,000,000 RMB in exchange for their original investment of 20,000,000 RMB.  The agreement is effective on the date that the total registered capital of Apollo aggregates 100,000,000 RMB.  As of June 30, 2008, approximately 49,000,000 RMB (approximately $7,000,000) has been advanced to Apollo and has been classified as “advance to Sichuan Apollo Solar Science & Technology Co., Ltd.” on the accompanying balance sheet.  On August 4, 2008 the Company invested the remaining 31,000,000 RMB (approximately $4,500,000) into Apollo and effective that date, since the registered capital equaled 100,000,000 RMB, the Company became the 100% shareholder of the Apollo.

2	SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Deferred costs

Costs associated in connection with the proposed reverse merger referred to in Note 1 are capitalized and will be charged to additional paid-in capital upon consummation of the transaction.  If the reverse merger is not consummated these costs will be charged to operations.

Income taxes

Deferred income tax liabilities and assets are determined based on the differences between the carrying values and the tax bases of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse.  A valuation allowance is provided to offset any deferred income tax asset if, based upon the available evidence, it is more likely than not that some or all of the deferred income tax assets will not be realized.  The Company has not provided a provision for income taxes for the period presented in the statement of operations since the period does not constitute a full taxable year.  The Company does not anticipate having taxable income for its actual tax year and has, accordingly, not provided a tax accrual for the period reported.

Recently issued accounting pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) revised Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”.  This statement requires an acquirer to measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  SFAS No. 141(R) is effective as of the beginning of the Company’s first fiscal year beginning on or after December 15, 2008.  The Company does not expect application of SFAS No. 141(R) to have a material effect on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement clarifies that a non-controlling interest in a subsidiary should be reported as equity in consolidated financial statements.  The calculation of earnings per share will continue to be based on income amounts attributable to the parent.  SFAS No. 160 is effective as of the beginning of the Company’s first fiscal year that begins on or after December 15, 2008.  The Company does not expect application of SFAS No. 160 to have a material effect on its financial statements.

3	LOAN PAYABLE – RELATED PARTY

This amount is due to a relative of the Company’s president, bears interest at 5% per annum and is due on December 31, 2008.

4	LOAN PAYABLE – OFFICER

The amount is due to the Company’s president, bears interest at 5% per annum and is due on demand.

5	SUBSEQUENT EVENTS

(a)	On August 18, 2008, the Company entered into a reverse merger agreement with Wincroft, Inc. (“Wincroft”), a dormant public shell. The transaction involved the issuance by Wincroft of 4,000 shares of common stock in exchange for each outstanding share of the Company’s common stock. For accounting purposes, the Company will be the surviving entity and Wincroft will be recognized as the surviving entity for legal purposes. Accordingly, all future financial statements after the reverse merger is completed will include the assets, liabilities and operations of the Company.

5	SUBSEQUENT EVENTS - Continued

(b)
Effective August 22, 2008, the Company acquired 100% of the Sichuan Xinju Shimian Dadu River Mining & Metallurgy Co., Ltd. from Renyi Hou, its Chairman and Chief Executive Officer, Wei Li and Yong Ling. With the acquisition, the Company now owns the exclusive mining rights to the Dashuigou tellurium mine through at least January 2013 and subject to potential renewal thereafter.

(c)
The Company is negotiating with Sichuan Shimian Dashuigou Mine Co., Ltd. (“SSDM”), a related party, to enter into a Variable Interest Entities Agreement to manage SSDM and, if such agreement consummated, will consolidate its future financial statements with Wincroft.

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Owner
Sichuan Apollo Solar Science & Technology Co., Ltd.

We have audited the accompanying consolidated balance sheets of Sichuan Apollo Solar Science & Technology Co., Ltd. as of December 31, 2007 and 2006 and the related consolidated statements of operations and other comprehensive income (loss), owner’s equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sichuan Apollo Solar Science & Technology Co., Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company, P.A.

Hackensack, New Jersey
April 18, 2008

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31
	2007	2006

ASSETS

CURRENT ASSETS:
Cash	$2,619,176	$86,144
Inventories	2,055,908	831,873
Accounts receivable	15,348	-
Due from owners	-	773,574
Advance for purchases	427,780	134,506
TOTAL CURRENT ASSETS	5,118,212	1,826,097

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	9,561,503	3,120,957

TOTAL ASSETS	$14,679,715	$4,947,054

LIABILITIES AND OWNERS’ CAPITAL
CURRENT LIABILITIES:
Due to affiliated company	$741,505	$2,674,723
Note payable – other	2,734,482	-
Due to owners	12,965	-
Accounts payable and accrued expenses	386,830	1,066,061
Customer deposits	21,648	14,857
TOTAL CURRENT LIABILITIES	3,897,430	3,755,641

LONG-TERM DEBT	4,101,723	-

OWNERS’ CAPITAL:
Capital	1,992,515	1,992,515
Additional paid-in capital	4,884,169	1,829
Accumulated deficit	(401,813)	(895,735)
Accumulated other comprehensive income	205,691	92,804
TOTAL OWNERS’ CAPITAL	6,680,562	1,191,413

TOTAL LIABILITIES AND OWNERS’ CAPITAL	$14,679,715	$4,947,054

See notes to financial statements

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONSAND OTHER COMPREHENSIVE INCOME (LOSS)

	YEAR ENDED DECEMBER 31,
	2007	2006

SALES	$2,003,788	$297,295

COSTS AND EXPENSES:
Cost of sales	1,315,002	280,390
General and administrative	117,190	209,171
Selling expenses	59,069	7,851
Research and development	18,605	-
TOTAL COSTS AND EXPENSES	1,509,866	497,412

NET INCOME (LOSS)	493,922	(200,117)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	112,887	39,913

COMPREHENSIVE INCOME (LOSS)	$606,809	$(160,204)

See notes to financial statements

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENT OF CHANGES IN OWNER’S CAPITAL

	CAPITAL	ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	OTHER COMPREHENSIVE INCOME	TOTAL OWNERS’ CAPITAL

BALANCE – DECEMBER 31, 2005	$1,992,515	$1,829	$(695,618)	$52,891	$1,351,617

Foreign currency translation adjustment	-	-	-	39,913	39,913

Net loss	-	-	(200,117)	-	(200,117)

BALANCE – DECEMBER 31, 2006	1,992,515	1,829	(895,735)	92,804	1,191,413

Capital contribution	-	4,882,340	-	-	4,882,340

Foreign currency translation adjustment	-	-	-	112,887	112,887

Net income	-	-	493,922	-	493,922

BALANCE – DECEMBER 31, 2007	$1,992,515	$4,884,169	$(401,813)	$205,691	$6,680,562

See notes to financial statements

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2007	2006

OPERATING ACTIVITIES:
Net income (loss)	$493,922	$(200,117)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation	310,092	277,094
Changes in operating assets and liabilities:
Accounts receivable	(14,838)	(162)
Inventories	(1,166,712)	(17,962)
Advance for purchases	(278,746)	(141,963)
Accounts payable and accrued expenses	(752,693)	764,444
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,408,975)	681,334

INVESTING ACTIVITIES:
Acquisition of property and equipment	(6,548,423)	(85,036)
NET CASH USED IN INVESTING ACTIVITIES	(6,548,423)	(85,036)

FINANCING ACTIVITIES:
Advance from (repayment to) owner	839,845	(773,547)
Advance from affiliated company	2,764,809	271,522
Proceeds from loan	6,836,205	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	10,440,859	(502,025)

EFFECT OF EXCHANGE RATE ON CASH	49,571	(8,438)

INCREASE IN CASH	2,533,032	85,835

CASH – BEGINNING OF YEAR	86,144	309

CASH – END OF YEAR	$2,619,176	$86,144

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Payable to affiliated company and owners converted to capital	$4,882,340	$-

See notes to financial statements

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

1	BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Business description

Sichuan Apollo Solar Science & Technology Co., Ltd. (the “Company”) was formed in June 2006  The Company develops and manufactures high purity metals and compounds which are widely used in the field of national defense, navigation, spaceflight and the electronic industry.  In addition, the Company is developing semiconductor, photoelectrical, photoconductive and photovoltaic basic materials for thin film solar cells.

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary.  All significant inter-company accounts and transactions have been eliminated.

During the fiscal year 2006, the Company was 70% owned by its subsidiary and three other individuals owned the remaining 30%.    During the fiscal year 2007 the Company underwent a restructuring and now owns 100% of its subsidiary.

The financial statements were prepared as if the Company owned 100% of its subsidiary from the beginning of the period, since the restructuring was with a related entity.

Accounting methods

The Company=s financial statements are prepared using the accrual method of accounting.  The Company has elected a fiscal year ending on December 31st.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Cash

The Company maintains cash with financial institutions in the PRC which are not insured or otherwise protected.

Inventories

Inventories are stated at the lower of cost of market using the average cost method.  Costs include materials, labor and manufacturing overhead related to the purchase and production of inventory.

Advances for purchases

The Company makes interest free advances for purchases to certain vendors for purchase of its materials.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes.

The Company leases a parcel of land on which the office and production facilities of the Company are situated, pursuant to a real estate contract from the local government of the PRC expiring in 2053.

Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Impairment of Long Lived Assets

The Company accounts for the impairment of long-live assets in accordance with SFAS No. 144,
“Accounting for the Impairment or Disposal of Long-Lived Assets”.  Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("ASFAS 109") which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Currency translation

Since the Company operates primarily in the PRC, the Company's functional currency is the Chinese Yuan (ARMB@).  Revenue and expense accounts are translated at the average rates during the period, and balance sheet items are translated at year-end rates.  Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of owner’s equity.  Gains and losses from foreign currency transactions are recognized in current operations.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” requires that the Company disclose estimated fair values of financial instruments.

The Company’s financial instruments primarily consist of cash, accounts receivable, advances for purchases, accounts payable, accrued expenses and other sundry current liabilities and related party advances and borrowings, and short-term notes.

As of the balance sheet date, the estimated fair values of financial instruments were not materially different from their carrying values as presented on the balance sheet.  This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at the respective balance sheet dates.

New Accounting Pronouncements

In July 2006 the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”), which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions.  This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.  An uncertain tax position will be recognized if it is determined that it is more likely than not to be sustained upon examination.  The tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  The cumulative effect of applying the provisions of this interpretation is to be reported as a separate adjustment to the opening balance of retained earnings in the year of adoption.  FIN 48 is effective for fiscal years beginning after December 15, 2006.

Revenue Recognition

Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of the Company exist and collectibility is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied and recorded as advances from customers.

Research and Development

Research and development expenditures aggregating $21,597 and $0 for the years ended December 31, 2007 and 2006, respectively, are charged to operations as incurred.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

2	INVENTORIES

Inventories consist of the following:

	December 31,
	2007	2006

Raw materials	$826,550	$143,853
Work in process	419,658	228,457
Finished goods	587,631	428,431
Supplies	222,069	31,132
	$2,055,908	$831,873

3	PROPERTY AND EQUIPMENT

A summary of property and equipment and the estimated lives used in the computation of depreciation and amortization is as follows:

	December 31,
	2007	2006	Life

Building	$1,003,154	$938,484	40 years
Right to use land	302,982	283,450	Life of lease
Machinery and equipment	2,277,611	1,589,996	10 years
Office equipment	45,901	34,166	5 years
Vehicle	68,143	40,637	5 years
Construction in progress*	6,554,270	605,858	-
	10,252,061	3,492,591
Accumulated depreciation and amortization	690,558	371,634
	$9,561,503	$3,120,957

*           Construction in progress consists of an office building and a manufacturing facility in China.  Total budgeted costs are approximately $30,000,000 and completion is planned for June 2009.

4	DUE TO OWNER

This amount is non-interest bearing and due on demand.

5	NOTE PAYABLE – OTHER

Note payable – other consists of a note to New Greatwall Limited which will be converted to capital if the Company completes a reverse merger agreement. This note will be due on demand and will bear interest at 2 ½% per annum if the reverse merger is not completed by October, 2008.  If the reverse merger is completed, this amount, along with an additional amount of approximately $2,600,000 which was loaned to ASE (see note 10), will be converted to ownership of 16% of ASE.

6	LONG-TERM DEBT

Long-term debt consists of a loan from a non-related company bearing interest at 6.57% per annum, due on May 31, 2009 and collateralized by certain assets of the Company.

7	DUE TO AFFILIATED COMPANY

This amount is due to Sichuan Xinju Mining Resources Development Co, (“Xinju”) and is non-interest bearing and due on demand.  The CEO of the Company is also the CEO and major shareholder of Xinju.

8	INCOME TAXES

No income taxes are provided, as the result of the utilization of net operating loss carryforwards. The Company has net operating loss carryforwards of approximately $110,000 which expire between 2011 and 2012.

The Company has a deferred tax asset of approximately $36,000 for which the Company has provided a 100% valuation allowance in respect of deferred tax assets resulting from tax loss carryforwards.

9	CAPITAL

Pursuant to the laws of the PRC, the owner of the Company receives Certificates of Registered Capital and Capital Contribution Verification Forms evidencing the initial and subsequent funding of the Company.  No shares of stock are issued pursuant to these investments.

10	TRANSACTION WITH APOLLO SOLAR ENERGY, INC. (“ASE”)

Pursuant to an agreement dated December 26, 2007 between ASE and the Company, ASE, a Delaware corporation, agreed to acquire 100% of the ownership of the Company for 106,000,000 RMB (approximately $15,000,000), which amount is to be paid by ASE investing 80,000,000 RMB into the Company and paying the existing shareholders 26,000,000 RMB in exchange for their original investment of 20,000,000 RMB.  The agreement is effective on the date that the total registered capital of the Company aggregates 100,000,000 RMB.

11	RISK FACTORS

Vulnerability due to Operations in PRC

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions.  There is also no guarantee that the PRC government=s pursuit of economic reforms will be consistent or effective.

Most of the Company’s businesses is transacted in RMB, which is not freely convertible.  The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China.  Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars. Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders outside of China may be limited.

Environmental regulations

The Company’s operations involve the use, handling, generation, processing, storage, transportation, recycling and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, provincial, local and international levels.  These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the clean-up of contaminated sites and occupational health and safety.  Violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on the Company’s operating activities or in the Company being subject to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, clean-up costs or other costs.  Although China has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented.

Concentration of Credit Risk

Cash is currently the only financial instrument that potentially subjects the Company to significant concentration of credit risk.  The Company maintains cash with various financial institutions located in China which are not insured or otherwise protected.  Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Concentrations

During 2007, approximately 55% and 23% of sales were to two customers.  During 2006, approximately 17% and 15% of sales were to two customers.

12	COMMITMENT

The Company has employment agreements with three officers of the Company, prociding for annual salaries aggregating RMB 339,000 per annum.

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2008

ASSETS
CURRENT ASSETS:
Cash	$47,852
Inventories	7,107,966
Accounts receivable	556,571
Advance for purchases	789,259
Other current assets	153,429
TOTAL CURRENT ASSETS	8,655,077

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	15,410,520

TOTAL ASSETS	$24,065,597

LIABILITIES AND OWNERS’ CAPITAL

CURRENT LIABILITIES:
Due to affiliated company	$1,139,256
Note payable - other	2,918,000
Advance from Apollo Solar Energy, Inc.	7,146,383
Due to owners	48,671
Accounts payable and accrued expenses	889,248
Customer deposits	70,739
TOTAL CURRENT LIABILITIES	12,212,297

LONG-TERM DEBT	4,377,000

OWNERS’ CAPITAL:
Capital	1,992,515
Additional paid-in capital	4,884,169
Accumulated deficit	(70,397)
Accumulated other comprehensive income	670,013
TOTAL OWNERS’ CAPITAL	7,476,300

TOTAL LIABILITIES AND OWNERS’ CAPITAL	$24,065,597

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

	SIX MONTHS ENDED JUNE 30,
	2008	2007

SALES	$3,045,173	$111,845

COST OF SALES	2,098,713	83,236

GROSS PROFIT	946,460	28,609

OPERATING EXPENSES:
General and administrative expenses	132,705	64,145
Selling expenses	158,624	16,691
Research and development	45,289	2,123
Depreciation	119,710	135,060
TOTAL OPERATING EXPENSES	456,328	218,019

INCOME (LOSS) BEFORE INCOME TAXES	490,132	(189,410)

INCOME TAXES	158,716	-

NET INCOME (LOSS)	331,416	(189,410)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	464,322	27,749

COMPREHENSIVE INCOME (LOSS)	$795,738	$(161,661)

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENT OF CHANGES IN OWNER’S CAPITAL

SIX MONTHS ENDED JUNE 30, 2008

	CAPITAL	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS (ACCUMULATED DEFICIT)	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL OWNERS’ CAPITAL

BALANCE – JANUARY 1, 2008	$1,992,515	$4,884,169	$(401,813)	$205,691	$6,680,562

NET INCOME	-	-	331,416	-	331,416

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	464,322	464,322

BALANCE – JUNE 30, 2008	$1,992,515	$4,884,169	$(70,397)	$670,013	$7,476,300

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

	SIX MONTHS ENDED JUNE 30,
	2008	2007

OPERATING ACTIVITIES:
Net income (loss)	$331,416	$(189,410)
Adjustments to reconcile net income (loss) to net
cash used in operating expenses:
Depreciation	221,295	147,383
Changes in operating assets and liabilities:
Accounts receivable	(540,239)	(41,728)
Inventories	(4,920,096)	(312,920)
Advance for purchases	(334,021)	(2,569,933)
Accounts payable and accrued expenses	477,589	192,962
Customer deposits	47,702	367,835
Other current assets	(153,429)	(20,588)
NET CASH USED IN OPERATING ACTIVITIES	(4,869,783)	(2,426,399)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(5,456,590)	(254,783)
NET CASH USED IN INVESTING ACTIVITIES	(5,456,590)	(254,783)

FINANCING ACTIVITIES:
Advance	7,146,383	-
Advance from related party	350,156	588,319
Due from shareholder	34,874	38,553
Loan proceeds	-	2,623,020
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,531,413	3,249,892

EFFECT OF EXCHANGE RATE ON CASH	223,636	1,641

INCREASE (DECREASE) IN CASH	(2,571,324)	570,351

CASH – BEGINNING OF PERIOD	2,619,176	86,144

CASH – END OF PERIOD	$47,852	$656,495

SICHUAN APOLLO SOLAR SCIENCE & TECHNOLOGY CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2008

1	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited consolidated financial statements of Sichuan Apollo Solar Science & Technology Co., Ltd.  (the "Company") reflect all material adjustments consisting of only normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of results for the interim periods.  Certain information and footnote disclosures required under accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures are adequate to make the information presented not misleading.  These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 2007 and 2006.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates that are particularly susceptible to change include assumptions used in determining the fair value of securities owned and non-readily marketable securities.

The results of operations for the six ended June 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the entire year or for any other period.

Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (RMB).  Revenue and expense accounts are translated at the average rates during the period, and balance sheet items are translated at period-end rates.  Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders’ equity.  Gains and losses from foreign currency transactions are recognized in current operations.

Advances for purchases

The Company makes interest free advances for purchases to certain vendors for purchase of its material.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements.  SFAS 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements.  SFAS No. 141 (R) and SFSS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008.  Early adoption is prohibited.  The Company has not yet determined the effect on its financial statements, if any, upon adoption of SFAS No. 141 (R) or SFAS No. 160.     SFAS 141 (R) will significantly affect the accounting for future business combinations and the Company will determine the accounting as new combinations are determined.

EITF Issue 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property is effective for financial statements issued for fiscal years beginning after December 15, 2008.  This issue addresses the income statement classification of payments made between parties in a collaborative arrangement.  The adoption of EITF07-1 is not expected to have a significant impact on the Company’s results of operations, cash flows or financial position.

EITF Issue 07-3 Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities is effective for financial statements issued for fiscal years beginning after December 15, 2007.  This issue requires nonrefundable advance payments for research and development to be capitalized and recognized as an expense as related goods are delivered or services are performed.  The adoption of EITF 07-3 is not expected to have a significant impact on the Company’s results of operations, cash flows or financial position.

Revenue Recognition

Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of the Company exist and collectibility is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied and recorded as advances from customers.

Research and development costs

Research and development costs aggregating $45,289 were charged to expense when incurred.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

2	INVENTORIES

As of June 30, 2008 inventories consist of the following:

Raw materials	$4,487,899
Work in process	1,042,891
Finished goods	1,339,823
Supplies	237,353
$7,107,966

3	PROPERTY AND EQUIPMENT

A summary of property and equipment at June 30, 2008 and the estimated lives used in the computation of depreciation and amortization is as follows:

	Amount	Life

Building	$1,070,478	40 years
Right to use land	323,316	Life of lease
Machinery and equipment	2,787,580	10 years
Office equipment	55,154	5 years
Vehicle	380,306	5 years
Construction in progress*	11,751,882	-
	16,368,716
Accumulated depreciation and amortization	958,196
	$15,410,520

*           Construction in progress consists of an office building and a manufacturing facility in China.  Total budgeted costs are approximately $30,000,000 and completion is planned for June 2009.

4	DUE TO OWNER

This amount is non-interest bearing and due on demand.

5	NOTE PAYABLE – OTHER

Note payable – other consists of a note to New Greatwall Limited which will be converted to capital if the Company completes a reverse merger agreement. This note will be due on demand and will bear interest rate at 2 ½% per annum if the reverse merger is not completed by October, 2008.  If the reverse merger is completed, this amount, along with an additional amount of approximately $2,600,000 which was loaned to ASE (see note 7), will be converted to ownership of 16% of ASE.

6	LONG-TERM DEBT

Long-term debt consists of a loan from a non-related company bearing interest at 6.57% per annum, due on May 31, 2009 and collateralized by certain assets of the Company.

7	ADVANCE FROM APOLLO SOLAR ENERGY, INC. (“ASE”)

Pursuant to an agreement dated December 26, 2007 between ASE and the Company, ASE, a Delaware corporation, agreed to acquire 100% of the ownership of the Company for 106,000,000 RMB (approximately $15,000,000), which amount is to be paid by ASE investing 80,000,000 RMB into the Company and paying the existing shareholders 26,000,000 RMB in exchange for their original investment of 20,000,000 RMB.  The agreement is effective on the date that the total registered capital of the Company aggregates 100,000,000 RMB.  As of June 30, 2008, approximately 49,000,000 RMB (approximately $7,000,000) has been advanced to the Company and has been classified as “advance from Apollo Solar Energy, Inc.” on the accompanying balance sheet.  As of August 4, 2008 ASE invested the remaining 31,000,000 RMB (approximately $4,500,000) into the Company and, effective that date, since the registered capital equaled 100,000,000 RMB, ASE became the 100% shareholder of the Company.

8	DUE TO AFFILIATED COMPANY

This amount is due to Sichuan Xinju Mining Resources Development Co, (“Xinju”) and is non-interest bearing and due on demand.  The CEO of the Company is also the CEO and major shareholder of Xinju.

9	INCOME TAXES

A reconciliation of the U.S. Federal statutory income tax rate to the Company’s actual income tax rate is as follows:

U.S. Federal income tax rate	35.0%
Loss not available for tax purposes	7.4
Impact of operations in China taxed at lower rate	(10.0)

Effective income tax rate	32.4%

10	CAPITAL

Pursuant to the laws of the PRC, the owner of the Company receives Certificates of Registered Capital and Capital Contribution Verification Forms evidencing the initial and subsequent funding of the Company.  No shares of stock are issued pursuant to these investments.

11	RISK FACTORS

Vulnerability due to Operations in PRC

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China.  Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars. Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders outside of China may be limited.

Environmental regulations

The Company’s operations involve the use, handling, generation, processing, storage, transportation, recycling and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, provincial, local and international levels.  These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the clean-up of contaminated sites and occupational health and safety.  Violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on the Company’s operating activities or in the Company being subject to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, clean-up costs or other costs.  Although China has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented.

Concentration of Credit Risk

Cash is currently the only financial instrument that potentially subjects the Company to significant concentration of credit risk.  The Company maintains cash with various financial institutions located in China which are not insured or otherwise protected.  Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Concentrations

During the six months ended June 30, 2008, approximately 25%, 14% and 13% of sales were to three customers.  During the six months ended June 30, 2007, approximately 26% and 18% of sales were made to two customers.

12	SUBSEQUENT EVENT

(a)
On August 18, 2008, ASE entered into a reverse merger agreement with Wincroft, Inc. (“Wincroft”), a dormant public shell.  The transaction involved the issuance by Wincroft of 4,000 shares of common stock in exchange for each outstanding share of the ASE’s common stock.  For accounting purposes, ASE will be the surviving entity and Wincroft will be recognized as the surviving entity for legal purposes.  Accordingly, all future financial statements after the reverse merger is completed will include the assets, liabilities and operations of the Company.

(b)
Effective August 22, 2008, the Company acquired 100% of the Sichuan Xinju Shimian Dadu River Mining & Metallurgy Co., Ltd. from Renyi Hou, its Chairman and Chief Executive Officer, Wei Li and Yong Ling. With the acquisition, the Company now owns the exclusive mining rights to the Dashuigou tellurium mine through at least January 2013 and subject to potential renewal thereafter.

(c)
The Company is negotiating with Sichuan Shimian Dashuigou Mine Co., Ltd. (“SSDM”), a related party, to enter into a Variable Interest Entities Agreement to manage SSDM and, if such agreement consummated, will consolidate its future financial statements with Wincroft.

13	RELATED PARTY TRANSACTION

During the six months ended June 30, 2008 and 2007, the Company purchased 9% and 0%, respectively, of raw materials from a related company, Sichuan Xinju Shimian Dadu River Mining & Metallurgy Co. Ltd.

14	COMMITMENT

The Company has employment agreements with three officers of the Company, providing for annual salaries aggregating RMB 339,000 per annum.

WINCROFT, INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements of Wincroft, Inc. have been prepared to indicate how the financial statements of Wincroft, Inc. might have looked if the merger of Apollo Solar Energy, Inc. with a subsidiary of Wincroft, Inc. and the transactions related to the merger had occurred as of January 1, 2007.

The acquisition has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations. The combination of the two companies is recorded as a recapitalization of the Company pursuant to which Apollo Solar Energy, Inc. is treated as the continuing entity for financial reporting purposes. Because the acquisition was accounted for as a reverse acquisition, there was neither goodwill recognized nor any adjustments to the book value of the assets of Apollo Solar Energy, Inc. that would affect the Pro Forma Statements of Operations and Comprehensive Income (Loss). Nevertheless, the Unaudited Pro Forma Statements of Operations and Comprehensive Income (Loss) included herein present the combined historical financial results of Apollo Solar Energy, Inc., and Wincroft, Inc. as of and for the year ended December 31, 2007 and the six months ended June 30, 2008.

The pro forma condensed financial statements have been prepared using the historical financial statements of Wincroft, Inc. and Apollo Solar Energy, Inc. as of and for the year ended December 31, 2007 and six months ended June 30, 2008. The adjustments to those historical statements in the pro forma presentation reflect the following events:

·	The acquisition of Apollo Solar Energy, Inc. by Wincroft, Inc., as if it had occurred on January 1, 2007.

·	The elimination of the assets and liabilities of Wincroft that occurred prior to the acquisition, as if it had occurred on January 1, 2007.

The pro forma condensed financial statements should be read in conjunction with the historical financial statements of Wincroft, Inc. and Apollo Solar Energy, Inc. The pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of the actual financial condition or results of operations that Wincroft, Inc. would have realized had the merger occurred on January1. 2007. Also, the pro forma financial statements are not indicative of the financial condition or results for operations of Wincroft, Inc. that may be reported in the future.

WINCROFT, INC.
PROFORMA BALANCE SHEET
June 30, 2008

			Sichuan Apollo
			Solar Science &
	Wincroft,Inc.	Apollo Solar Energy, Inc.	Technology Co., Ltd.	Proforma Adjustments		Proforma

ASSETS
CURRENT ASSETS:

Cash	-	43,570	47,852			91,422
Inventory			7,107,966			7,107,966
Due from SASS		6,831,215		(6,831,215)	b	-
Accounts receivable			556,571			556,571
Deferred costs		1,750,821				1,750,821
Advances to suppliers			789,259			789,259
Other current assets			153,429			153,429

TOTAL CURRENT ASSETS	-	8,625,606	8,655,077	(6,831,215)		10,449,468

Property and equipment, net of accumulated depreciation	-	-	15,410,520			15,410,520

TOTAL ASSETS	-	8,625,606	24,065,597	(6,831,215)		25,859,988

LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:

Due to related party	14,391	595,000	1,139,256	(14,391)	a	1,734,256
Loan Payable - officer		13,300				13,300
Note payable - other			2,918,000			2,918,000
Due to Apollo Solar Energy Corp			7,146,383	(7,146,383)	b	-
Due to owners			48,671			48,671
Accounts payable and accrued expenses	4,585	20,282	889,248	(4,585)	a	909,530
Customer deposits			70,739			70,739

TOTAL CURRENT LIABILITIES	18,976	628,582	12,212,297	(7,165,359)		5,694,496

LONG TERM DEBT			4,377,000			4,377,000

STOCKHOLDERS' EQUITY:
Common stock	555	1		9,941	c	10,497
Capital			1,992,515	(1,992,515)	c	-
Additional paid-in capital	1,209,245	8,051,999	4,884,169	(1,209,800)	a	14,918,187
				1,982,574	c
Retained earnings (accumulated deficit)	(1,227,643)	(54,976)	(70,397)	1,227,643	a	(125,373)
Less treasury stock	(1,133)			1,133	a	-
Accumulated other comprehensive income			670,013	315,168	b	985,181

TOTAL OWNERS' EQUITY	(18,976)	7,997,024	7,476,300	334,144		15,788,492

TOTAL LIABILITIES AND OWNERS' EQUITY	-	8,625,606	24,065,597	(6,831,215)		25,859,988
				-

a = Represents the elimination of the liability and equity accounts of Wincroft which are not being acquired
b = Represents elimination of inter-company balance between Apollo Solar Energy, Inc. and Sichuan Apollo Solar Science and Technology Co., Ltd.
c = Represents the issuance of 9,941,800 shares of common stock issued in exchange for the capital of Apollo Solar Energy, Inc. and reclassification of Apollo Solar Energy, Inc. common stock

WINCROFT, INC.
PROFORMA STATEMENTS OF OPERATIONS
1/1/2008--6/30/2008

			Sichuan Apollo Solar Science &
	Wincroft,Inc.	Apollo Solar Energy, Inc.	Technology Co., Ltd.	Proforma Adjustments	Proforma

SALES	-	-	3,045,173		3,045,173

COST OF SALES	-	-	2,098,713		2,098,713
					-
GROSS PROFIT	-	-	946,460		946,460

INTEREST INCOME		10,799

COSTS AND EXPENSES
General and administrative expenses	12,534	65,775	252,415		264,949
Selling expense			158,624		158,624
Research and Development			45,289

TOTAL COSTS AND EXPENSES	12,534	65,775	456,328		468,862
					-
INCOME BEFORE INCOME TAXES					477,598

Income Taxes	-	-	158,716		158,716

NET INCOME (LOSS)	(12,534)	(54,976)	331,416		318,882

WINCROFT, INC.
PROFORMA STATEMENTS OF OPERATIONS
1/1/2007--12/31/2007

			Sichuan Apollo
			Solar Science &
	Wincroft,Inc.	Apollo Solar Energy, Inc.	Technology Co., Ltd.	Proforma Adjustments	Proforma

SALES	-	-	2,003,788		2,003,788

COST OF SALES	-	-	1,315,002		1,315,002
					-
GROSS PROFIT	-	-	688,786		688,786

COSTS AND EXPENSES
General and administrative expenses	23,236	-	117,190		140,426
Selling expense		-	59,069		59,069
Research and Development			18,605

TOTAL COSTS AND EXPENSES	23,236	-	194,864	-	218,100

INCOME BEFORE INCOME TAXES			493,922		470,686

NET INCOME (LOSS)	(23,236)	-	493,922	-	470,686